Exhibit 10.19

LEASE

DATED December 23, 2009

BY AND BETWEEN

OA Oakmead II, LLC, a Delaware limited liability company,

as Landlord

and

Alpha and Omega Semiconductor, Inc., a California corporation,

as Tenant

AFFECTING PREMISES COMMONLY KNOWN AS

475 Oakmead Parkway

Sunnyvale, California

		PAGE:
ARTICLE 1 DEFINITIONS		1

1.1	General	1
1.2	Additional Rent	1
1.3	Address for Notices	1
1.4	Agents	1
1.5	Agreed Interest Rate	1
1.6	Base Monthly Rent	1
1.7	Building	1
1.8	Business Days	1
1.9	Commencement Date	1
1.10	Common Area	1
1.11	Common Operating Expenses	1
1.12	Consumer Price Index	1
1.13	Effective Date	2
1.14	Event of Tenant’s Default	2
1.15	Hazardous Materials	2
1.16	Insured and Uninsured Peril	2
1.17	Law	2
1.18	Lease	2
1.19	Lease Term	2
1.20	Lender	2
1.21	Permitted Use	2
1.22	Premises	2
1.23	Project	2
1.24	Private Restrictions	2
1.25	Real Property Taxes	2
1.26	Scheduled Commencement Date	2
1.27	Security Instrument	2
1.28	Summary	2
1.29	Tenant’s Alterations	2
1.30	Tenant’s Share	2
1.31	Trade Fixtures	2

ARTICLE 2 DEMISE, CONSTRUCTION, AND ACCEPTANCE		3

2.1	Demise of Premises	3
2.2	Commencement Date	3
2.3	Construction of Improvements	3
2.4	Delivery and Acceptance of Possession	3
2.5	Early Occupancy	4

ARTICLE 3 RENT		4

3.1	Base Monthly Rent	4
3.2	Additional Rent	4
3.3	Payment of Rent	4
3.4	Late Charge and Interest on Rent in Default	4
3.5	Security Deposit	5

ARTICLE 4 USE OF PREMISES		5

4.1	Limitation on Use	5
4.2	Compliance with Regulations	6
4.3	Outside Areas	6

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(continued)

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4.4	Signs	6
4.5	Parking	6

ARTICLE 5 TRADE FIXTURES AND ALTERATIONS		6

5.1	Trade Fixtures	6
5.2	Tenant’s Alterations	7
5.3	Ownership of Alterations	7
5.4	Nine Month Warranty	7
5.5	Alterations Required by Law	7
5.6	Amortization of Certain Capital Improvements	8
5.7	Mechanic’s Liens	8
5.8	Taxes on Tenant’s Property	8

ARTICLE 6 REPAIR AND MAINTENANCE		8

6.1	Tenant’s Obligation to Maintain	8
6.2	Landlord’s Obligation to Repair and Maintain and Replace	10
6.3	Control of Common Area	10

ARTICLE 7 WASTE DISPOSAL AND UTILITIES		10

7.1	Waste Disposal	10
7.2	Hazardous Materials	10
7.3	Utilities	12
7.4	Compliance with Governmental Regulations	12

ARTICLE 8 COMMON OPERATING EXPENSES		12

8.1	Tenant’s Obligation to Reimburse	12
8.2	Common Operating Expenses Defined	13
8.3	Real Property Taxes Defined	14

ARTICLE 9 INSURANCE		14

9.1	Tenant’s Insurance	14
9.2	Landlord’s Insurance	15
9.3	Tenant’s Obligation to Reimburse	16
9.4	Release and Waiver of Subrogation	16

ARTICLE 10 LIMITATION ON LANDLORD’S LIABILITY AND INDEMNITY		16

10.1	Limitation on Landlord’s Liability	16
10.2	Limitation on Tenant’s Recourse	16
10.3	Indemnification of Landlord	17

ARTICLE 11 DAMAGE TO PREMISES		17

11.1	Landlord’s Duty to Restore	17
11.2	Landlord’s Right to Terminate	17
11.3	Tenant’s Right to Terminate	18
11.4	Abatement of Rent	18

ARTICLE 12 CONDEMNATION		18

12.1	Landlord’s Termination Right	18
12.2	Tenant’s Termination Right	18
12.3	Restoration and Abatement of Rent	19
12.4	Temporary Taking	19

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12.5	Division of Condemnation Award	19

ARTICLE 13 DEFAULT AND REMEDIES		19

13.1	Events of Tenant’s Default	19
13.2	Landlord’s Remedies	20
13.3	Waiver	22
13.4	Limitation On Exercise of Rights	22
13.5	Waiver by Tenant of Certain Remedies	22

ARTICLE 14 ASSIGNMENT AND SUBLETTING		22

14.1	Transfer By Tenant	22
14.2	Transfer By Landlord	25

ARTICLE 15 GENERAL PROVISIONS		25

15.1	Landlord’s Right to Enter	25
15.2	Surrender of the Premises	25
15.3	Holding Over	26
15.4	Subordination	26
15.5	Mortgagee Protection and Attornment	27
15.6	Estoppel Certificates and Financial Statements	27
15.7	Reasonable Consent	27
15.8	Notices	27
15.9	Attorneys’ Fees	27
15.10	Corporate Authority	27
15.11	Miscellaneous	28
15.12	Termination by Exercise of Right	28
15.13	Brokerage Commissions	28
15.14	Force Majeure	29
15.15	Entire Agreement	29
15.16	USA Patriot Act and Anti-Terrorism Laws	29

EXHIBITS

Exhibit A - Site plan of the Project

Exhibit B - Improvement Agreement

Exhibit C - Intentionally Omitted

Exhibit D - Acceptance Agreement

Exhibit E - Description of Private Restrictions Documents

Exhibit F - Intentionally Omitted

Exhibit G - Form of Subordination Agreement

Exhibit H - Hazardous Materials Questionnaire

Exhibit I - List of Approved Hazardous Materials

Exhibit J - Rooftop Terms and Conditions

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SUMMARY OF BASIC LEASE TERMS

SECTION		TERMS
A.	Lease Reference Date:	December 23, 2009

B.	Landlord:	OA Oakmead II, LLC, a Delaware limited liability company

C.	Tenant:	Alpha and Omega Semiconductor, Inc., a California corporation

D.	Premises:	That area consisting of 57,310 square feet of gross leasable area, the address of which is 475 Oakmead Parkway, Sunnyvale, California, comprising 100% of the Building as shown on Exhibit A.

E.	Project:	The land and improvements shown on Exhibit A, consisting of one building, the aggregate gross leasable area of which is 57,310 square feet.

F.	Building:	The building in which the Premises are located commonly known as 475 Oakmead Parkway, Sunnyvale, California, containing 57,310 square feet of gross leasable area.

G.	Tenant’s Share:	One Hundred Percent (100%) of the Premises, the Building, and the Project.

H.	Tenant’s Allocated Parking Stalls:	All parking stalls on the Premises, comprising approximately 189 stalls.

I.	Commencement Date:	Upon Substantial Completion (as defined in Exhibit B) of Tenant Improvements, which is estimated to be May 1, 2010, (or on the date that Landlord would have Substantially Completed the Tenant Improvements but for Tenant Delays (as defined in Exhibit B))

J.	Lease Term:	One hundred twenty (120) calendar months (plus the partial month following the Commencement Date if such date is not the first day of a month).

K.	Base Monthly Rent:	Base Monthly Rent shall be as follows:

Months			Amount
1	—	12	$25,790
13	—	24	$28,655
25	—	36	$34,386
37	—	48	$63,041
49	—	60	$64,932
61	—	72	$66,880
73	—	84	$68,887
85	—	96	$70,953
97	—	108	$73,082
109	—	120	$75,274

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SECTION		TERMS
L.	Prepaid Rent:	Upon execution, Tenant shall pay Landlord the first full months’ Base Monthly Rent plus estimated Operating Expenses for such month in the amount of $43,555.60 ($25,789.50 Base Monthly Rent plus $17,766.10 Operating Expense estimate). Said funds shall be applied by Landlord against Base Monthly Rent and Operating Expense estimate payments for the first calendar month of the Lease.

M.	Security Deposit:	$75,274.00 paid at time of Lease signature

N.	Permitted Use:	General office, R&D, semiconductor design, testing, and related uses that are legal.

O.	Permitted Tenant’s Alterations Limit:	$75,000.00

P.	Tenant’s Liability Insurance Minimum:	$5,000,000.00

Q.	Landlord’s Address:	OA Oakmead II, LLC C/o Michael Biggar, Managing Member 2665 N. First St., Suite 310 San Jose, CA 95134

R.	Tenant’s Address:	The Premises, after the Lease Commencement Date. Prior to Lease Commencement: Alpha & Omega Semiconductor 495 Mercury Drive Sunnyvale CA 94085

S.	Retained Real Estate Brokers:	Cornish and Carey and GVA Kidder Mathews exclusively as broker for Tenant; Jim Beeger and Ken Tsukahara, Colliers Parrish International, exclusively as broker for Landlord.

T.	Lease:	This Lease includes the summary of the Basic Lease Terms, the Lease, and the following exhibits and addenda: First Addendum to Lease; Exhibit A (Site Plan of the Project); Exhibit B (Improvement Agreement); Exhibit C Intentionally Omitted ; Exhibit D (Acceptance Agreement); Exhibit E (Description of Private Restrictions); Exhibit F Intentionally Omitted ; Exhibit G (Form of Subordination Agreement); Exhibit H (Hazardous Materials Questionnaire); Exhibit I (List of Approved Hazardous Materials); Exhibit J (Rooftop Terms and Conditions).

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LEASE

The foregoing Summary is hereby incorporated into and made part of this Lease. Each reference in this Lease to any term of the Summary shall mean the respective information set forth above shall be construed to incorporate all of the terms provided under the particular paragraph pertaining to such information. In the event of any conflict between the Summary and the Lease, the Summary shall control.

LANDLORD		TENANT

OA OAKMEAD II, LLC, a Delaware limited liability company		Alpha and Omega Semiconductor, Inc., a California corporation

By:	Orchard AEW Fund II, LLC, a Delaware limited liability company, its sole member	By:	/s/ Ephraim Kwok
		Name:	Ephraim Kwok
		Its:	Chief Financial Officer

By:	Orchard A Investor, LLC, a California limited liability company, its operating member	By:	/s/ Mike Chang
		Name:	Mike Chang
		Its:	Chief Executive Officer

By:	/s/ Michael J. Biggar
Name:	Michael J. Biggar
Its:	Manager

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LEASE

This Lease is dated as of the lease reference date specified in Section A of the Summary and is made by and between the party identified as Landlord in Section B of the Summary and the party identified as Tenant in Section C of the Summary.

ARTICLE 1

DEFINITIONS

1.1 General: Any initially capitalized term that is given a special meaning by this Article 1, the Summary, or by any other provision of this Lease (including the exhibits attached hereto) shall have such meaning when used in this Lease or any addendum or amendment hereto unless otherwise clearly indicated by the context.

1.2 Additional Rent: The term “Additional Rent” is defined in §3.2.

1.3 Address for Notices: The term “Address for Notices” shall mean the addresses set forth in Sections Q and R of the Summary; provided, however, that after the Commencement Date, Tenant’s Address for Notices shall be the address of the Premises.

1.4 Agents: The term “Agents” shall mean the following: (i) with respect to Landlord or Tenant, the agents, employees, contractors, and invitees of such party; and (ii) in addition with respect to Tenant, Tenant’s subtenants and their respective agents, employees, contractors, and invitees.

1.5 Agreed Interest Rate: The term “Agreed Interest Rate” shall mean that interest rate determined as of the time it is to be applied that is equal to the lesser of (i) 5% in excess of the discount rate established by the Federal Reserve Bank of San Francisco as it may be adjusted from time to time, or (ii) the maximum interest rate permitted by Law.

1.6 Base Monthly Rent: The term “Base Monthly Rent” shall mean the fixed monthly rent payable by Tenant pursuant to §3.1 which is specified in Section K of the Summary.

1.7 Building: The term “Building” shall mean the building in which the Premises are located which

Building is identified in Section F of the Summary, the gross leasable area of which is referred to herein as the “Building Gross Leasable Area.”

1.8 Business Days: The term “Business Days” shall mean Monday through Friday of each week, exclusive of New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

1.9 Commencement Date: The term “Commencement Date” is the date the Lease Term commences, which term is defined in §2.2.

1.10 Common Area: The term “Common Area” shall mean all areas and facilities within the Project that are not designated by Landlord for the exclusive use of Tenant or any other lessee or other occupant of the Project, including the parking areas, access and perimeter roads, pedestrian sidewalks, landscaped areas, trash enclosures, recreation areas and the like. Tenant shall have exclusive use of the Common Area, subject to the Private Restrictions.

1.11 Common Operating Expenses: The term “Common Operating Expenses” is defined in §8.2.

1.12 Consumer Price Index: The term “Consumer Price Index” shall refer to the Consumer Price Index, All Urban Consumers, subgroup “All Items”, for the San Francisco-Oakland-San Jose metropolitan area (base year 1982-84 equals 100), which is presently being published monthly by the United States Department of Labor, Bureau of Labor Statistics. However, if this Consumer Price Index is changed so that the base year is altered from that used as of the commencement of the initial term of this Lease, the Consumer Price Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics to obtain the same results that would have been obtained had the base year not been changed. If no conversion factor is available, or if the Consumer Price Index is otherwise changed, revised or discontinued for any reason, there shall be substituted in lieu thereof and the term “Consumer Price Index” shall thereafter refer to the most nearly comparable official price index of the United States government in order to obtain substantially the same result as would have been obtained had the original

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Consumer Price Index not been discontinued, revised or changed, which alternative index shall be selected by Landlord and shall be subject to Tenant’s written approval.

1.13 Effective Date: The term “Effective Date” shall mean the date the last signatory to this Lease whose execution is required to make it binding on the parties hereto shall have executed this Lease.

1.14 Event of Tenant’s Default: The term “Event of Tenant’s Default” is defined in §13.1.

1.15 Hazardous Materials: The terms “Hazardous Materials” and “Hazardous Materials Laws” are defined in §7.2G.

1.16 Insured and Uninsured Peril: The terms “Insured Peril” and “Uninsured Peril” are defined in §11.2E.

1.17 Law: The term “Law” shall mean any judicial decision, statute, constitution, ordinance, resolution, regulation, rule, administrative order, or other requirement of any municipal, county, state, federal or other government agency or authority having jurisdiction over the parties to this Lease or the Premises, or both, in effect either at the Effective Date or any time during the Lease Term.

1.18 Lease: The term “Lease” shall mean the Summary and all elements of this Lease identified in Section T of the Summary, all of which are attached hereto and incorporated herein by this reference.

1.19 Lease Term: The term “Lease Term” shall mean the term of this Lease which shall commence on the Commencement Date and continue for the period specified in Section J of the Summary.

1.20 Lender: The term “Lender” shall mean any beneficiary, mortgagee, secured party, lessor, or other holder of any Security Instrument.

1.21 Permitted Use: The term “Permitted Use” shall mean the use specified in Section N of the Summary.

1.22 Premises: The term “Premises” shall mean that building area described in Section D of the Summary that is within the Building.

1.23 Project: The term “Project” shall mean that real property and the improvements thereon which are specified in Section E of the Summary, the aggregate gross leasable area of which is referred to herein as the “Project Gross Leasable Area.”

1.24 Private Restrictions: The term “Private Restrictions” shall mean all recorded covenants, conditions and restrictions, private agreements, reciprocal easement agreements, and any other recorded instruments affecting the use of the Premises which (i) exist as of the Effective Date, or (ii) are recorded after the Effective Date and are approved by Tenant. Tenant acknowledges receipt of those Private Restriction documents described in Exhibit E.

1.25 Real Property Taxes: The term “Real Property Taxes” is defined in §8.3.

1.26 Scheduled Commencement Date: The term “Scheduled Commencement Date” shall mean the date specified in Section I of the Summary.

1.27 Security Instrument: The term “Security Instrument” shall mean any underlying lease, mortgage or deed of trust which now or hereafter affects the Project, and any renewal, modification, consolidation, replacement or extension thereof.

1.28 Summary: The term “Summary” shall mean the Summary of Basic Lease Terms executed by Landlord and Tenant that is part of this Lease.

1.29 Tenant’s Alterations: The term “Tenant’s Alterations” shall mean all improvements, additions, alterations, and fixtures installed in the Premises by Tenant at its expense which are not Trade Fixtures.

1.30 Tenant’s Share: The term “Tenant’s Share” shall mean the percentage obtained by dividing Tenant’s Gross Leasable Area by the Building Gross Leasable Area, which as of the Effective Date is the percentage identified in Section G of the Summary.

1.31 Trade Fixtures: The term “Trade Fixtures” shall mean (i) Tenant’s inventory, furniture, signs, and business equipment, and (ii) anything affixed to the Premises by Tenant at its expense for purposes of

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trade, manufacture, ornament or domestic use (except replacement of similar work or material originally installed by Landlord prior to the Effective Date) which can be removed without material injury to the Premises unless such thing has, by the manner in which it is affixed, become an integral part of the Premises.

ARTICLE 2

DEMISE, CONSTRUCTION, AND ACCEPTANCE

2.1 Demise of Premises: Landlord hereby leases to Tenant, and Tenant leases from Landlord, for the Lease Term upon the terms and conditions of this Lease, the Premises for Tenant’s own use in the conduct of Tenant’s business together with (i) the exclusive right to use the number of Tenant’s Allocated Parking Stalls within the Common Area (subject to the limitations set forth in §4.5), and (ii) the exclusive right to use the Common Area (subject to the Private Restrictions). Subject to Tenant’s right to install satellite dishes and other electronic equipment on the roof of the Building, Landlord reserves the use of the roof and the area beneath and above the Premises, together with the right to install, maintain, use, and replace ducts, wires, conduits and pipes leading through the Premises in locations which will not materially interfere with Tenant’s use of the Premises. Tenant’s rights in regard to use of the roof of the Building shall be subject to the Rooftop Terms and Conditions which are attached hereto as Exhibit J.

2.2 Commencement Date:

(a) On the Commencement Date, the Lease Term shall commence and Tenant shall begin to pay Rent.

(b) Landlord will use its best efforts to achieve Substantial Completion of the Tenant Improvements on or before May 1, 2010.

(c) If there are any Tenant Delays (as defined in Exhibit B) which delay the date of Substantial Completion, then the Commencement Date shall be the date on which Substantial Completion would have resulted had it not been for such Tenant Delays.

(d) Tenant shall be entitled to a credit against Rent of $583.00 per day for each day after June 1, 2010 (or such extended date reached by adding one day for each day of Tenant Delays and each day of delay due to Force Majeure) and prior to the date that the Premises are delivered to Tenant with the Tenant Improvements Substantially Completed. The credit to Rent shall commence on the date that the Premises are delivered to Tenant with the Tenant Improvements Substantially Completed.

(e) Tenant shall have the right to terminate this Lease if Substantial Completion of the Tenant Improvements has not occurred by October 1, 2010, with such date to be extended by one day for each day of Tenant Delays.

2.3 Construction of Improvements: Prior to the Commencement Date, Landlord shall construct certain improvements that shall constitute or become part of the Premises in accordance with, the terms of Exhibit B.

2.4 Delivery and Acceptance of Possession: If this Lease provides that Landlord must deliver possession of the Premises to Tenant on a certain date, then if Landlord is unable to deliver possession of the Premises to Tenant on or before such date for any reason whatsoever, this Lease shall not be void or voidable for the period provided in §2.1(e) and Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, but the terms of §2.2(d) and §2.2(e) shall be applicable. Tenant shall accept possession and enter into good faith occupancy of the entire Premises and commence the operation of its business therein within thirty (30) days after the Commencement Date. Tenant acknowledges that it has had an opportunity to conduct, and has conducted, such inspections of the Premises as it deems necessary to evaluate its condition. Except as otherwise specifically provided in this Lease, Tenant agrees to accept possession of the Premises in their then existing condition, “as-is”, including all patent defects. Tenant’s taking possession of any part of the Premises shall be deemed to be an acceptance by Tenant of any work of improvement done by Landlord in such part as complete and in accordance with the terms of this Lease except for (i) defects of

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which Tenant has given Landlord written notice prior to the time Tenant takes possession or within thirty (30) days thereafter and (ii) latent defects. The foregoing shall not relate to the tenant improvements being constructed for Tenant by Landlord as set forth in Exhibit B hereto, and the warranty provisions stated in Section 7 of the Tenant Improvement Agreement (Exhibit B) shall be the sole warranty in regard thereto. At the time Landlord delivers possession of the Premises to Tenant, Landlord and Tenant shall together execute an acceptance agreement in the form attached as Exhibit D, appropriately completed. Landlord shall have no obligation to deliver possession, nor shall Tenant be entitled to take occupancy, of the Premises until such acceptance agreement has been executed, and Tenant’s obligation to pay Base Monthly Rent and Additional Rent shall not be excused or delayed because of Tenant’s failure to execute such acceptance agreement.

2.5 Early Occupancy: Landlord shall grant Tenant early occupancy of the space as soon as feasible after the Effective Date. Other provisions relating to early occupancy are as set forth in the First Addendum to Lease.

ARTICLE 3

RENT

3.1 Base Monthly Rent: Commencing on the Commencement Date and continuing throughout the Lease Term, Tenant shall pay to Landlord the Base Monthly Rent set forth in Section K of the Summary.

3.2 Additional Rent: Commencing on the Commencement Date and continuing throughout the Lease Term, Tenant shall pay the following as additional rent (the “Additional Rent”): (i) any late charges or interest due Landlord pursuant to §3.4; (ii) Tenant’s Share of Common Operating Expenses as provided in §8.1; (iii) Landlord’s share of any Subrent received by Tenant upon certain assignments and sublettings as required by §14.1; (iv) any legal fees and costs due Landlord pursuant to §15.9; and (v) any other charges due Landlord pursuant to this Lease.

3.3 Payment of Rent: Concurrently with the execution of this Lease by both parties, Tenant shall pay to Landlord the amount set forth in Section L of the Summary as prepayment of rent for credit against the first installment(s) of Base Monthly Rent. All rent required to be paid in monthly installments (e.g., the Base Monthly Rent and installments of Tenant’s Share of Common Operating Expenses) shall be paid in advance on the first day of each calendar month during the Lease Term; provided, however, that other than the monthly installments of estimated payments of Tenant’s Share of Common Operating Expenses, no installment of Additional Rent which is not to be paid on a monthly estimate basis shall be due prior to the later of (i) the first day of the month after the written bill for the installment of Additional Rent is received by Tenant, or (ii) ten (10) Business Days after Tenant’s receipt of the written bill for the installment of Additional Rent. If Section K of the Summary provides that the Base Monthly Rent is to be increased during the Lease Term and if the date of such increase does not fall on the first day of a calendar month, such increase shall become effective on the first day of the next calendar month. All rent shall be paid in lawful money of the United States, without any abatement, deduction or offset whatsoever (except as specifically provided in this Lease), and without any prior demand therefor. Rent shall be paid to Landlord at its address set forth in Section Q of the Summary, or at such other place within the continental United States as Landlord may designate from time to time. Tenant’s obligation to pay Base Monthly Rent and Tenant’s Share of Common Operating Expenses shall be prorated at the commencement and expiration of the Lease Term.

3.4 Late Charge and Interest on Rent in Default: If any Base Monthly Rent or Additional Rent is not received by Landlord from Tenant within ten (10) calendar days after Landlord has notified Tenant in writing that payment of such rent has not been received by Landlord, then Tenant shall immediately pay to Landlord a late charge equal to 5% of such delinquent rent as liquidated damages for Tenant’s failure to make timely payment. In no event shall this provision for a late charge be deemed to grant to Tenant a grace period or extension of time within which to pay any rent or prevent Landlord from exercising any right or remedy available to Landlord upon Tenant’s failure to pay any rent due under this

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Lease in a timely fashion, including any right to terminate this Lease pursuant to §13.2C. If any rent remains delinquent for a period in excess of thirty (30) days then, in addition to such late charge, Tenant shall pay to Landlord interest on any rent that is not paid when due at the Agreed Interest Rate following the date such amount became due until paid.

3.5 Security Deposit: On the Effective Date, Tenant shall deposit with Landlord the amount set forth in Section M of the Summary as security for the performance by Tenant of its obligations under this Lease, and not as prepayment of rent (the “Security Deposit”). Landlord may from time to time apply such portion of the Security Deposit as is reasonably necessary for the following purposes: (i) to remedy any Event of Tenant’s Default in the payment of rent; (ii) to repair damage to the Premises caused by Tenant; (iii) to clean the Premises upon termination of this Lease; (iv) to remedy any other Event of Tenant’s Default to the extent permitted by Law; and (v) if the Lease has expired or been earlier terminated, to remedy and cure any default by Tenant; and, in this regard, Tenant hereby waives any restriction on the uses to which the Security Deposit may be put contained in California Civil Code Section 1950.7. In the event the Security Deposit or any portion thereof is so used, Tenant agrees to pay to Landlord promptly upon demand (not later than seven (7) days after such demand is made) an amount in cash sufficient to restore the Security Deposit to the full original amount. Landlord shall not be deemed a trustee of the Security Deposit, may use the Security Deposit in business, and shall not be required to segregate it from its general accounts. Tenant shall not be entitled to any interest on the Security Deposit. If Landlord transfers the Premises during the Lease Term, Landlord may pay the Security Deposit to any transferee of Landlord’s interest in conformity with the provisions of California Civil Code Section 1950.7 and/or any successor statute, in which event the transferring Landlord will be released from all liability for the return of the Security Deposit. The Security Deposit is not an advance payment of Rent or a measure or limit of Landlord’s damages upon an Event of Default.

ARTICLE 4

USE OF PREMISES

4.1 Limitation on Use: Tenant shall use the Premises solely for the Permitted Use specified in Section N of the Summary. Tenant shall not do anything in or about the Premises which will (i) cause structural injury to the Building, or (ii) cause damage to any part of the Building except to the extent reasonably necessary for the installation of Tenant’s Trade Fixtures and Tenant’s Alterations, and then only in a manner which has been first approved by Landlord in writing. The population density within the Premises as a whole shall at no time exceed four people for each one thousand (1,000) rentable square feet in the Premises. Tenant shall not operate any equipment within the Premises which will (i) materially damage the Building or the Common Area, (ii) overload existing electrical systems or other mechanical equipment servicing the Building, (iii) materially impair the efficient operation of the sprinkler system or the heating, ventilating or air conditioning (“HVAC”) equipment within or servicing the Building, or (iv) damage, overload or corrode the sanitary sewer system. Tenant shall not attach, hang or suspend anything from the ceiling, roof, walls or columns of the Building or set any load on the floor in excess of the load limits for which such items are designed nor operate hard wheel forklifts within the Premises. Any dust, fumes, or waste products generated by Tenant’s use of the Premises shall be contained and disposed so that they do not (i) create an unreasonable fire or health hazard, (ii) damage the Premises, or (iii) result in the violation of any Law. Except as approved by Landlord, Tenant shall not change the exterior of the Building, take any actions on the roof except in compliance with the Rooftop Terms and Conditions (Exhibit J) or make any penetrations of the exterior or roof of the Building. Tenant shall not commit any waste in or about the Premises, and Tenant shall keep the Premises in a neat, clean, attractive and orderly condition, free of any nuisances. Tenant shall not conduct on any portion of the Premises or the Project any sale of any kind, including any public or private auction, fire sale, going-out-of-business sale, distress sale or other liquidation sale. Notwithstanding anything in this Lease to the contrary, as between Landlord and Tenant: (a) Tenant shall bear the risk of

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complying with Title III of the Americans With Disabilities Act of 1990, any state laws governing handicapped access or architectural barriers, and all rules, regulations, and guidelines promulgated under such laws, as amended from time to time (the “Disabilities Acts”) in the Premises which take effect after the Effective Date; and (b) Landlord shall bear the risk of complying with (i) the Disabilities Laws in effect as of the Effective Date, other than compliance that is necessitated by the use of the Premises for other than the Permitted Use or as a result of Tenant’s operations or Alterations, which risk and responsibility shall be borne by Tenant). Tenant shall indemnify and hold harmless Landlord and Landlord’s Agents and associated parties from and against any and all claims which result from Tenant’s failure to comply with its obligations under this Paragraph. Expenses of compliance with the Disabilities Acts in regard to the Tenant Improvements to be constructed under the Tenant Improvement Agreement (Exhibit B) shall be a part of the Tenant Improvement Costs and to be paid as set forth in Exhibit B.

4.2 Compliance with Regulations: Tenant shall not use the Premises in any manner which violates any Laws or Private Restrictions which affect the Premises. Tenant shall abide by and promptly observe and comply with all Laws and Private Restrictions. Tenant shall not use the Premises in any manner which will cause a cancellation of any insurance policy covering Tenant’s Alterations or any improvements installed by Landlord at its expense or which poses an unreasonable risk of damage or injury to the Premises. Tenant shall not sell, or permit to be kept, used, or sold in or about the Premises any article which may be prohibited by the standard form of fire insurance policy. Tenant shall comply with all reasonable requirements of any insurance company, insurance underwriter, or Board of Fire Underwriters which are necessary to maintain the insurance coverage carried by either Landlord or Tenant pursuant to this Lease.

4.3 Outside Areas: No materials, supplies, tanks or containers, equipment, finished products or semi-finished products, raw materials, inoperable vehicles or articles of any nature shall be stored upon or permitted to remain outside of the Premises except in fully fenced and screened areas outside the Building which have been designed for such purpose and have been approved in writing by Landlord for such use by Tenant.

4.4 Signs: Subject to the terms of Section 5 of the First Addendum to Lease, Tenant shall not place on any portion of the Premises any sign, placard, lettering in or on windows, banner, displays or other advertising or communicative material which is visible from the exterior of the Building without the prior written approval of Landlord and any City-required sign permits or approvals. All approved signs shall strictly conform to all Laws and Private Restrictions, and shall be installed at the expense of Tenant. Tenant shall maintain such signs in good condition and repair.

4.5 Parking: Tenant is allocated and shall have the exclusive right to use the number of Tenant’s Allocated Parking Stalls contained within the Project described in Section H of the Summary for its use and the use of Tenant’s Agents. In the event Landlord is required by any Law to limit or control parking in the Project, whether by validation of parking tickets or any other method of assessment, Tenant agrees to participate in such validation or assessment program under such reasonable rules and regulations as are from time to time established by Landlord. Tenant has been advised that one of the Private Restrictions requires Landlord to make available 26 parking spaces to a neighboring landowner for use by the landowner’s occupants; however, this leaves more than the Tenant’s Allocated Parking Stalls available for Tenant’s use.

ARTICLE 5

TRADE FIXTURES AND ALTERATIONS

5.1 Trade Fixtures: Throughout the Lease Term, Tenant may provide and install, and shall maintain in good condition, any Trade Fixtures required in the conduct of its business in the Premises. All Trade Fixtures shall remain Tenant’s property.

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5.2 Tenant’s Alterations: Construction by Tenant of Tenant’s Alterations shall be governed by the following:

A. Tenant shall not construct any Tenant’s Alterations or otherwise alter the Premises without Landlord’s prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned. Tenant shall be entitled, without Landlord’s prior approval, to make Tenant’s Alterations (i) which do not affect the structural or exterior parts or water tight character of the Building, and (ii) the reasonably estimated cost of which, plus the original cost of any part of the Premises removed or materially altered in connection with such Tenant’s Alterations, together do not exceed the Permitted Tenant Alterations Limit specified in Section O of the Summary per work of improvement. In the event Landlord’s approval for any Tenant’s Alterations is required, Tenant shall not construct the Leasehold Improvement until Landlord has approved in writing the plans and specifications therefore, and such Tenant’s Alterations shall be constructed substantially in compliance with such approved plans and specifications by a licensed contractor first approved by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned. All Tenant’s Alterations constructed by Tenant shall be constructed by a licensed contractor in accordance with all Laws using new materials of good quality.

B. Tenant shall not commence construction of any Tenant’s Alterations until (i) all required governmental approvals and permits have been obtained, (ii) all requirements regarding insurance imposed by this Lease have been satisfied, (iii) Tenant has given Landlord at least five (5) days’ prior written notice of its intention to commence such construction, and (iv) if reasonably requested by Landlord, Tenant has obtained contingent liability and broad form builders’ risk insurance in an amount reasonably satisfactory to Landlord if there are any perils relating to the proposed construction not covered by insurance carried pursuant to Article 9.

5.3 Ownership of Alterations: All Tenant’s Alterations shall remain the property of Tenant during the Lease Term but shall not be altered (except in compliance with the terms of this §5.2) or removed from the Premises. At the expiration or sooner termination of the Lease Term, all Tenant’s Alterations shall be surrendered to Landlord as part of the realty and shall then become Landlord’s property, and Landlord shall have no obligation to reimburse Tenant for all or any portion of the value or cost thereof; provided, however, that if Landlord requires Tenant to remove any Tenant’s Alterations, Tenant shall so remove such Tenant’s Alterations prior to the expiration or sooner termination of the Lease Term. Notwithstanding the foregoing, Tenant shall not be obligated to remove any Tenant’s Alterations with respect to which the following is true: (i) meet the following requirements: (A) Tenant was required, or elected, to obtain the approval of Landlord to the installation of the Alterations in question; (B) at the time Tenant requested Landlord’s approval, Tenant requested of Landlord in writing that Landlord inform Tenant of whether or not Landlord would require Tenant to remove such Alterations at the expiration of the Lease Term; and (C) at the time Landlord granted its approval, it did not inform Tenant that it would require Tenant to remove such Alterations at the expiration of the Lease Term; (ii) were constructed by Landlord for Tenant’s initial occupancy of the Premises; or (iii) are general office improvements.

5.4 Nine Month Warranty: Landlord shall repair or replace, as necessary and with no charge to Tenant (as Common Operating Expenses or otherwise), any damage or failure of (i) the HVAC, the water and sewer facilities, the electrical system, or the plumbing system during the nine (9) months after the Commencement Date; and (ii) the roof during the nine (9) months after the Commencement Date, as such nine (9) month period may be extended pursuant to Section 3 of the First Addendum to Lease.

5.5 Alterations Required by Law: Tenant shall make any alteration, addition or change of any sort to the Premises that is required by any Law because of (i) Tenant’s particular use or change of use of the Premises; (ii) Tenant’s application for any permit or governmental approval; or (iii) Tenant’s construction or installation of any Tenant’s Alterations or Trade

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Fixtures. Any other alteration, addition, or change required by Law as of the Effective Date which is not the responsibility of Tenant pursuant to the foregoing shall be made by Landlord without any charge to Tenant (as Common Operating Expenses or otherwise); all other alterations, additions, or changes required by any new or changed law after the Effective Date shall be handled under Section 6.2 as Common Operating Expenses or under Section 5.6 as amortized capital improvements, as the case may be.

5.6 Amortization of Certain Capital Improvements: Subject to the terms of §5.4, Tenant shall pay Additional Rent in the event Landlord is required to make any of the following kinds of capital improvements to the Project: (i) capital improvements required to be constructed in order to comply with any Law (excluding any Hazardous Materials Law) not in effect (or applicable to the Project) as of the Effective Date; (ii) replacement of capital improvements or building service equipment (e.g., the HVAC or plumbing systems) existing as of the Effective Date or installed as part of the Tenant Improvements when required in Landlord’s reasonable judgment due to wear and tear, breakdown, or obsolescence; and (iii) restoration of any part of the Project that has been damaged by any peril to the extent the cost thereof is not covered by insurance proceeds actually recovered by Landlord up to a maximum amount per occurrence of 5% of the then replacement cost of the Project. The amount of Additional Rent Tenant is to pay with respect to each such capital improvement shall be determined as follows:

A. All reasonable, out-of-pocket, third-party costs paid by Landlord to construct such improvements shall be amortized over the useful lives of such improvements (as reasonably determined by Landlord in accordance with generally accepted accounting principles) with interest on the unamortized balance at the then prevailing market rate Landlord would pay if it borrowed funds to construct such improvements from an institutional lender, and Landlord shall inform Tenant of the monthly amortization payment required to so amortize such costs, and shall also provide Tenant with the information upon which such determination is made.

B. As Additional Rent, Tenant shall pay at the same time the Base Monthly Rent is due an amount equal to Tenant’s Share of that portion of such monthly amortization payment fairly allocable to the Building (as reasonably determined by Landlord) for each month after such improvements are completed until the first to occur of (i) the expiration of the Lease Term (as it may be extended), or (ii) the end of the term over which such costs were amortized.

5.7 Mechanic’s Liens: Tenant shall keep the Project free from any liens and shall pay when due all bills arising out of any work performed, materials furnished, or obligations incurred by Tenant or Tenant’s Agents relating to the Project. If any claim of lien is recorded (except those caused by Landlord or Landlord’s Agents), Tenant shall bond against or discharge the same within thirty (30) days after the same has been recorded against the Project. Should any lien be filed against the Project or any action be commenced affecting title to the Project, the party receiving notice of such lien or action shall immediately give the other party written notice thereof.

5.8 Taxes on Tenant’s Property: Tenant shall pay before delinquency any and all taxes, assessments, license fees and public charges levied, assessed or imposed against Tenant or Tenant’s estate in this Lease or the property of Tenant situated within the Premises which become due during the Lease Term. If any tax or other charge is assessed by any governmental agency because of the execution of this Lease, such tax shall be paid by Tenant. On demand by Landlord, Tenant shall furnish Landlord with satisfactory evidence of these payments.

ARTICLE 6

REPAIR AND MAINTENANCE

6.1 Tenant’s Obligation to Maintain: Except as otherwise provided in §5.4, §6.2, §11.1, and §12.3, Tenant shall be responsible for the following during the Lease Term:

A. Tenant shall clean and maintain in good order, condition, replace, and repair when necessary the Premises and every part thereof,

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through regular inspections and servicing, including, but not limited to: (i) all plumbing and sewage facilities (including all sinks, toilets, faucets and drains), and all ducts, pipes, vents or other parts of the HVAC or plumbing system; (ii) all fixtures, interior walls, floors, carpets and ceilings; (iii) all windows, doors, entrances, plate glass, showcases and skylights (including cleaning both interior and exterior surfaces); (iv) all electrical facilities and all equipment (including all lighting fixtures, lamps, bulbs, tubes, fans, vents, exhaust equipment and systems); and (v) any automatic fire extinguisher equipment in the Premises.

B. With respect to utility facilities serving the Premises (including electrical wiring and conduits, gas lines, water pipes, and plumbing and sewage fixtures and pipes), Tenant shall be responsible for the maintenance and repair of any such facilities which serve only the Premises, including all such facilities that are within the walls or floor, or on the roof of the Premises, and any part of such facility that is not within the Premises, but only up to the point where such facilities join a main or other junction (e.g., sewer main or electrical transformer) from which such utility services are distributed to other parts of the Project as well as to the Premises. Tenant shall replace any damaged or broken glass in the Premises (including all interior and exterior doors and windows) with glass of the same kind, size and quality. Tenant shall repair any damage to the Premises (including exterior doors and windows) caused by vandalism or any unauthorized entry.

C. Tenant shall (i) maintain, replace, and repair when necessary all HVAC equipment which services only the Premises, and shall keep the same in good condition through regular inspection and servicing, and (ii) maintain continuously throughout the Lease Term a service contract for the maintenance of all such HVAC equipment with a licensed HVAC repair and maintenance contractor approved by Landlord, which contract provides for the periodic inspection and servicing of the HVAC equipment at least once every ninety (90) days during the Lease Term. Tenant shall furnish

Landlord with copies of all such service contracts, which shall provide that they may not be cancelled or changed without at least thirty (30) days’ prior written notice to Landlord.

D. All repairs and replacements required of Tenant shall be promptly made with new materials of like kind and quality. If the work affects the structural parts of the Building or if the estimated cost of any item of repair or replacement is in excess of the Permitted Tenant’s Alterations Limit, then Tenant shall first obtain Landlord’s written approval of the scope of the work, plans therefore, materials to be used, and the contractor, which approval shall not be unreasonably withheld, delayed or conditioned.

E. It is understood that mold spores are present essentially everywhere and that mold can grow in any moist location. To prevent mold as best possible, requires prevention of moisture and good housekeeping and ventilation practices. Tenant acknowledges the necessity of housekeeping, ventilation, and moisture control (especially in kitchens, janitor’s closets, bathrooms, break rooms and around outside walls) for mold prevention, all to be conducted by Tenant. In signing this Lease, Tenant has first inspected the Premises and certifies that it has not observed mold, mildew or moisture within the Premises. Tenant agrees to immediately notify Landlord if it observes mold/mildew and/or moisture conditions (from any source, including leaks), and allow Landlord to evaluate and make recommendations and/or take appropriate corrective action if required hereunder. Tenant relieves Landlord from any liability for any bodily injury or damages to property or any other damage whatsoever caused by, alleged to be caused by, or associated with moisture or the growth of or occurrence of mold or mildew on the Premises. In addition, execution of this Lease constitutes acknowledgement by Tenant that control of moisture and mold prevention are integral to its Lease obligations.

F. As used in regard to HVAC facilities and equipment, an HVAC Capital Event shall be any replacement of facilities or equipment costing in

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the aggregate more than $25,000. Tenant’s duties under this Section 6.1 extend to all work required on the HVAC system unless such work is an HVAC Capital Event.

6.2 Landlord’s Obligation to Repair and Maintain and Replace: Landlord shall repair, maintain and operate the Common Area and repair and maintain the roof, exterior and structural parts of the building(s) located on the Project so that the same are kept in good order and repair. In addition, Landlord shall replace, when necessary, the HVAC, plumbing, water and sewage, utilities and other Building systems, but if these replacements are a capital expense or in regard to HVAC, they are an HVAC Capital Event, the cost thereof shall be subject to amortization of replacement costs and payment per Section 5.6, and otherwise, the cost thereof shall be a part of Common Operating Expenses and reimbursable to Landlord as such. All replacements by Landlord shall be promptly made with new materials of like kind and quality. Landlord shall not be responsible for repairs required by an accident, fire or other peril or for damage caused to any part of the Project by any act or omission of Tenant or Tenant’s Agents except as otherwise required by Article 11. Landlord may engage contractors of its choice to perform the obligations required of it by this Article, and the necessity of any expenditure to perform such obligations shall be at the reasonable discretion of Landlord.

6.3 Control of Common Area: Tenant shall at all times have exclusive control of the Common Area, subject to the right of Landlord, without the same constituting an actual or constructive eviction and without entitling Tenant to any abatement of rent, to: (i) close any part of the Common Area to whatever extent reasonably required in the opinion of Landlord’s counsel to prevent a dedication thereof or the accrual of any prescriptive rights therein; (ii) temporarily close the Common Area to perform maintenance or for any other reason reasonably deemed sufficient by Landlord; (iii) change the shape, size, location and extent of the Common Area; (iv) eliminate from or add to the Project any land or improvement, including multi-deck parking structures; (v) make changes to the Common Area including, without limitation, changes in the location of driveways, entrances, passageways, doors and doorways, elevators, stairs, restrooms, exits, parking spaces, parking areas, sidewalks or the direction of the flow of traffic and the site of the Common Area; (vi) remove unauthorized persons from the Project; and/or (vii) change the name or address of the Building or Project. In exercising any such rights regarding the Common Area, (i) Landlord shall make a reasonable effort to minimize any disruption to Tenant’s business, and (ii) Landlord shall not exercise its rights to control the Common Area in a manner that would materially interfere with Tenant’s use of the Premises without first obtaining Tenant’s consent. Landlord shall have no obligation to provide guard services or other security measures for the benefit of the Project. Tenant assumes all responsibility for the protection of Tenant and Tenant’s Agents from acts of third parties; provided, however, that nothing contained herein shall prevent Landlord, at its sole option, from providing security measures for the Project.

ARTICLE 7

WASTE DISPOSAL AND UTILITIES

7.1 Waste Disposal: Tenant shall store its waste either inside the Premises or within outside trash enclosures that are fully fenced and screened in compliance with all Private Restrictions, and designed for such purpose. All entrances to such outside trash enclosures shall be kept closed, and waste shall be stored in such manner as not to be visible from the exterior of such outside enclosures. Tenant shall cause all of its waste to be regularly removed from the Premises at Tenant’s sole cost. Tenant shall keep all fire corridors and mechanical equipment rooms in the Premises free and clear of all obstructions at all times.

7.2 Hazardous Materials: Landlord and Tenant agree as follows with respect to the existence or use of Hazardous Materials on the Project:

A. As of the Effective Date, Landlord represents and warrants that the soil, surface water, or groundwater on or under the Premises and the Project does not contain Hazardous Materials in amounts which violate any Hazardous Materials Laws to the extent that any governmental entity could require either

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Landlord or Tenant to take any remedial action with respect to such Hazardous Materials. Landlord shall indemnify, defend upon demand with counsel reasonably acceptable to Tenant, and hold harmless Tenant from and against any and all liabilities, losses, claims, damages, interest, penalties, fines, monetary sanctions, attorney’s fees, experts’ fees, court costs, remediation costs, investigation costs, and other expenses which result from any breach of this warranty.

B. Any handling, transportation, storage, treatment, disposal or use of Hazardous Materials by Tenant and Tenant’s Agents after the Commencement Date in or about the Project shall strictly comply with all applicable Hazardous Materials Laws. Tenant shall indemnify, defend upon demand with counsel reasonably acceptable to Landlord, and hold harmless Landlord from and against any liabilities, losses, claims, damages, lost profits, consequential damages, interest, penalties, fines, monetary sanctions, attorneys’ fees, experts’ fees, court costs, remediation costs, investigation costs, and other expenses which result from or arise in any manner whatsoever out of the use, storage, treatment, transportation, release, or disposal of Hazardous Materials on or about the Project by Tenant or Tenant’s Agents after the Commencement Date.

C. If the presence of Hazardous Materials on the Project caused by Tenant or Tenant’s Agents after the Commencement Date (which shall not include any migration of Hazardous Materials from locations outside the Project) results in contamination or deterioration of water or soil resulting in a level of contamination greater than the levels established as acceptable by any governmental agency having jurisdiction over such contamination, then Tenant shall promptly take any and all action necessary to investigate and remediate such contamination if required by Law or as a condition to the issuance or continuing effectiveness of any governmental approval which relates to the use of the Project or any part thereof. Tenant shall further be solely responsible for, and shall defend, indemnify and hold Landlord and its agents harmless from and against, all claims, costs and liabilities, including attorneys’ fees and costs, arising out of or in connection with any investigation and remediation required hereunder to return the Project to its condition existing prior to the appearance of such Hazardous Materials.

D. Landlord and Tenant shall each give written notice to the other as soon as reasonably practicable of (i) any communication received from any governmental authority concerning Hazardous Materials which relates to the Project, and (ii) any contamination of the Project by Hazardous Materials which constitutes a violation of any Hazardous Materials Law. Tenant may use (A) the Hazardous Materials stated on the Hazardous Materials List which is Exhibit I to this Lease; (B) other Hazardous Materials approved by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned, and (C) small quantities of household chemicals such as adhesives, lubricants, and cleaning fluids in order to conduct its business at the Premises and such other Hazardous Materials as are necessary for the operation of Tenant’s business of which Landlord receives notice prior to such Hazardous Materials being brought onto the Premises and which Landlord consents in writing may be brought onto the Premises. At any time during the Lease Term, Tenant shall, within thirty (30) days after written request therefor received from Landlord, disclose in writing all Hazardous Materials that are being used by Tenant on the Project, the nature of such use, and the manner of storage and disposal.

E. Landlord may cause testing wells to be installed on the Project, and may cause the ground water to be tested to detect the presence of Hazardous Material by the use of such tests as are then customarily used for such purposes. If Tenant so requests, Landlord shall supply Tenant with copies of such test results. The cost of such tests and of the installation, maintenance, repair and replacement of such wells shall be paid by Tenant if such tests disclose the existence of facts which give rise to liability of Tenant pursuant to Tenant’s indemnity which is given in §7.2C and/or §7.2D.

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F. As used herein, the term “Hazardous Material,” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government. The term “Hazardous Material,” includes, without limitation, petroleum products, asbestos, PCB’s, and any material or substance which is (i) listed under Article 9 or defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (ii) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (42 U.S.C. 6903), or (iii) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response; Compensation and Liability Act, 42 U.S.C. 9601 et seq. (42 U.S.C. 9601). As used herein, the term “Hazardous Material Law” shall mean any statute, law, ordinance, or regulation of any governmental body or agency (including the U.S. Environmental Protection Agency, the California Regional Water Quality Control Board, and the California Department of Health Services) which regulates the use, storage, release or disposal of any Hazardous Material.

G. The obligations of Landlord and Tenant under this §7.2 shall survive the expiration or earlier termination of the Lease Term. The rights and obligations of Landlord and Tenant with respect to issues relating to Hazardous Materials are exclusively established by this §7.2. In the event of any inconsistency between any other part of this Lease and this §7.2, the terms of this §7.2 shall control.

7.3 Utilities: Tenant shall promptly pay, as the same become due, all charges for water, gas, electricity, telephone, sewer service, waste pick-up and any other utilities, materials or services furnished directly to or used by Tenant on or about the Premises during the Lease Term, including, without limitation, (i) meter, use and/or connection fees, hook-up fees, or standby fee (excluding any connection fees or hook-up fees which relate to making the existing electrical, gas, and water service available to the Premises as of the Commencement Date), and (ii) penalties for discontinued or interrupted service.

7.4 Compliance with Governmental Regulations: Landlord and Tenant shall comply with all rules, regulations and requirements promulgated by national, state or local governmental agencies or utility suppliers concerning the use of utility services, including any rationing, limitation or other control. Tenant shall not be entitled to terminate this Lease nor to any abatement in rent by reason of such compliance.

ARTICLE 8

COMMON OPERATING EXPENSES

8.1 Tenant’s Obligation to Reimburse: As Additional Rent, Tenant shall pay Tenant’s Share (specified in Section G of the Summary) of all Common Operating Expenses; provided, however, if the Project contains more than one building, then Tenant shall pay Tenant’s Share of all Common Operating Expenses fairly allocable to the Building, including (i) subject to the terms of §5.4 and §6.2, all Common Operating Expenses paid with respect to the maintenance, repair, replacement and use of the Building, and (ii) a proportionate share (based on the Building Gross Leasable Area as a percentage of the Project Gross Leasable Area) of all Common Operating Expenses which relate to the Project in general are not fairly allocable to any one building that is part of the Project. Tenant shall pay such share of the actual Common Operating Expenses incurred or paid by Landlord in accordance with the terms of §3.3. Alternatively, Landlord may from time to time require that Tenant pay Tenant’s Share of Common Operating Expenses in advance in estimated monthly installments, in accordance with the following: (i) Landlord shall deliver to Tenant Landlord’s reasonable estimate of the Common Operating expenses it anticipates will be paid or incurred for the Landlord’s fiscal year in question; (ii) during such Landlord’s fiscal year Tenant shall pay such share of the estimated Common Operating Expenses in advance in monthly installments as required by Landlord due with the installments of Base Monthly Rent; and (iii) within ninety (90) days after the end of

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each Landlord’s fiscal year, Landlord shall furnish to Tenant a statement in reasonable detail of the actual Common Operating Expenses paid or incurred by Landlord during the just ended Landlord’s fiscal year and thereupon there shall be an adjustment between Landlord and Tenant, with payment to Landlord or credit by Landlord against the next installment of Base Monthly Rent, as the case may require, within ten (10) Business Days after delivery by Landlord to Tenant of said statement (or such later date determined pursuant to §3.3 with respect to any adjustment that is made in the amount of the monthly estimate of Common Operating Expenses), so that Landlord shall receive the entire amount of Tenant’s Share of all Common Operating Expenses for such Landlord’s fiscal year and no more. Tenant shall have the right at its expense, exercisable upon reasonable prior written notice to Landlord, to inspect at Landlord’s office during normal business hours Landlord’s books and records as they relate to Common Operating Expenses. Such inspection must be within ninety (90) days after Tenant’s receipt of Landlord’s annual statement for the same, and shall be limited to verification of the charges contained in such statement. Tenant may not withhold payment of such bill pending completion of such inspection.

8.2 Common Operating Expenses Defined: The term “Common Operating Expenses” shall mean the following:

A. Subject to the terms of §5.4, all costs and expenses paid or incurred by Landlord in doing the following (including payments to independent contractors providing services related to the performance of the following): (i) maintaining, cleaning, repairing and resurfacing the roof (including repair of leaks, but not replacement of the roof) and the exterior surfaces (including painting) of all buildings located on the Project; (ii) maintenance of the liability, fire and property damage insurance covering the Project carried by Landlord pursuant to §9.2 (including the prepayment of premiums for coverage of up to one year, but that does not extend beyond the Lease Term); (iii) maintaining, repairing, operating and, subject to the terms of §6.2, replacing when necessary HVAC equipment, utility facilities and other building service equipment;

(iv) providing utilities to the Common Area (including lighting, trash removal and water for landscaping irrigation); (v) subject to the terms of §7.2, complying with all applicable Laws and Private Restrictions; (vi) operating, maintaining, repairing, cleaning, painting, restriping and resurfacing the Common Area; (vii) replacement or installation of lighting fixtures, directional or other signs and signals, irrigation systems, trees, shrubs, ground cover and other plant materials, and all landscaping in the Common Area; and (viii) providing security.

B. The following costs: (i) Real Property Taxes as defined in §8.3; (ii) the amount of any “deductible” paid by Landlord with respect to damage caused by any Insured Peril; (iii) the cost to repair damage caused by an Uninsured Peril up to a maximum amount in any 12 month period equal to 2% of the replacement cost of the buildings or other improvements damaged; and (iv) that portion of all compensation (including benefits and premiums for workers’ compensation and other insurance) paid to or on behalf of employees of Landlord but only to the extent they are involved in the performance of the work described by §8.2A that is fairly allocable to the Project.

C. Fees for management services rendered by either Landlord or a third party manager engaged by Landlord (which may be a party affiliated with Landlord), except that the total amount charged for management services and included in Tenant’s Share of Common Operating Expenses shall not exceed the monthly rate of 3% of the Base Monthly Rent plus the monthly payment of estimated Tenant’s Share of Operating Expenses.

D. All additional costs and expenses incurred by Landlord with respect to the operation, protection, maintenance, repair and replacement of the Project which would be considered a current expense (and not a capital expenditure) pursuant to generally accepted accounting principles; provided, however, that Common Operating Expenses shall not include any of the following: (i) payments on any loans or ground leases affecting the Project; (ii) depreciation of any buildings or any major

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systems of building service equipment within the Project; (iii) leasing commissions; (iv) the cost of tenant improvements installed for the exclusive use of other tenants of the Project; (v) any cost incurred in complying with Hazardous Materials Laws, which subject is governed exclusively by §7.2; and (vi) any costs to comply with Laws in effect as of the Commencement Date, except to the extent that the said costs to comply are caused or engendered by Tenant’s particular use of the Premises.

8.3 Real Property Taxes Defined: The term “Real Property Taxes” shall mean all taxes, assessments, levies, and other charges of any kind or nature whatsoever, general and special, foreseen and unforeseen (including all installments of principal and interest required to pay any existing or future general or special assessments for public improvements, services or benefits, and any increases resulting from reassessments resulting from a change in ownership, new construction, or any other cause), now or hereafter imposed by any governmental or quasi-governmental authority or special district having the direct or indirect power to tax or levy assessments, which are levied or assessed against, or with respect to the value, occupancy or use of all or any portion of the Project (as now constructed or as may at any time hereafter be constructed, altered, or otherwise changed) or Landlord’s interest therein, the fixtures, equipment and other property of Landlord, real or personal, that are an integral part of and located on the Project, the gross receipts, income, or rentals from the Project, or the use of parking areas, public utilities, or energy within the Project, or Landlord’s business of leasing the Project. If at any time during the Lease Term the method of taxation or assessment of the Project prevailing as of the Effective Date shall be altered so that in lieu of or in addition to any Real Property Tax described above there shall be levied, assessed or imposed (whether by reason of a change in the method of taxation or assessment, creation of a new tax or charge, or any other cause) an alternate or additional tax or charge (i) on the value, use or occupancy of the Project or Landlord’s interest therein, or (ii) on or measured by the gross receipts, income or rentals from the Project, on Landlord’s business of leasing the Project, or computed in any manner with respect to the operation of the Project, then any such tax or charge, however designated, shall be included within the meaning of the term “Real Property Taxes” for purposes of this Lease. If any Real Property Tax is based upon property or rents unrelated to the Project, then only that part of such Real Property Tax that is fairly allocable to the Project shall be included within the meaning of the term “Real Property Taxes”. Notwithstanding the foregoing, the term “Real Property Taxes” shall not include estate, inheritance, transfer, gift or franchise taxes of Landlord or the federal or state net income tax imposed on Landlord’s income from all sources.

ARTICLE 9

INSURANCE

9.1 Tenant’s Insurance: Tenant shall maintain insurance complying with all of the following:

A. Tenant shall procure, pay for and keep in full force and effect the following:

(1) Commercial general liability insurance, including property damage, against liability for personal injury, bodily injury, death and damage to property occurring in or about, or resulting from an occurrence in or about, the Premises with combined single limit coverage of not less than the amount of Tenant’s Liability Insurance Minimum specified in Section P of the Summary, which insurance shall contain a “contractual liability” endorsement insuring Tenant’s performance of Tenant’s obligation to indemnify Landlord contained in §10.3;

(2) Fire and property damage insurance in so-called “all risk” form insuring Tenant’s Trade Fixtures and Tenant’s Alterations for the full actual replacement cost thereof;

(3) Such other insurance that is either (i) required by any Lender, or (ii) reasonably required by Landlord and customarily carried by tenants of similar property in similar businesses.

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B. Where applicable and required by Landlord, each policy of insurance required to be carried by Tenant pursuant to this §9.1: (i) shall name Landlord and such other parties in interest as Landlord reasonably designates as additional insured; (ii) shall be primary insurance which provides that the insurer shall be liable for the full amount of the loss up to and including the total amount of liability set forth in the declarations without the right of contribution from any other insurance coverage of Landlord; (iii) shall be in a form reasonably satisfactory to Landlord; (iv) shall be carried with companies reasonably acceptable to Landlord; (v) shall provide that such policy shall not be subject to cancellation, lapse or change except after at least thirty (30) days’ prior written notice to Landlord so long as such provision of thirty (30) days’ notice is reasonably obtainable, but in any event not less than ten (10) Business Days’ prior written notice; (vi) shall contain a cross liability endorsement; and (vii) shall contain a “severability” clause. If Tenant has in full force and effect a blanket policy of liability insurance with the same coverage for the Premises as described above, as well as other coverage of other premises and properties of Tenant, or in which Tenant has some interest, such blanket insurance shall satisfy the requirements of this §9.1.

C. A copy of each paid-up policy evidencing the insurance required to be carried by Tenant pursuant to this §9.1 (appropriately authenticated by the insurer) or a certificate of the insurer, certifying that such policy has been issued, providing the coverage required by this §9.1, and containing the provisions specified herein, shall be delivered to Landlord prior to the time Tenant or any of its Agents enters the Premises and upon renewal of such policies, but not less than five (5) days prior to the expiration of the term of such coverage. Landlord may, at any time, and from time to time, inspect and/or copy any and all insurance policies required to be procured by Tenant pursuant to this §9.1. If any Lender or insurance advisor reasonably determines at any time that the amount of coverage required for any policy of insurance

Tenant is to obtain pursuant to this §9.1 is not that generally carried by tenants of comparable buildings and is not adequate, then Tenant shall increase such coverage for such insurance to such amount as such Lender or insurance advisor reasonably deems adequate, not to exceed the level of coverage for such insurance commonly carried by comparable businesses similarly situated.

9.2 Landlord’s Insurance: Landlord shall have the following obligations and options regarding insurance:

A. Landlord shall maintain a policy or policies of fire and property damage insurance in so-called “all risk” form insuring Landlord (and such others as Landlord may designate) against loss of rents for a period of not less than twelve (12) months and from physical damage to the Project with coverage of not less than the full replacement cost thereof. Landlord may so insure the Project separately, or may insure the Project with other property owned by Landlord which Landlord elects to insure together under the same policy or policies. Such fire and property damage insurance (i) may be endorsed to cover loss caused by such additional perils against which Landlord may elect to insure, including earthquake and/or flood and to provide such additional coverage as Landlord reasonably elects, and (ii) shall contain reasonable deductibles which, in the case of earthquake and flood insurance, may be up to 15% of the replacement value of the property insured or such higher amount as is then commercially reasonable Landlord shall not be required to cause such insurance to cover any Trade Fixtures or Tenant’s Alterations of Tenant.

B. Landlord may maintain a policy or policies of commercial general liability insurance insuring Landlord (and such others as are designated by Landlord) against liability for personal injury, bodily injury, death and damage to property occurring or resulting from an occurrence in, on or about the Project, with combined single limit coverage in such amount as Landlord from time to time determines is reasonably necessary for its protection.

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9.3 Tenant’s Obligation to Reimburse: If Landlord’s insurance rates for the Building are increased at any time during the Lease Term as a result of the nature of Tenant’s use of the Premises, Tenant shall reimburse Landlord for the full amount of such increase immediately upon receipt of a bill from Landlord therefore.

9.4 Release and Waiver of Subrogation: The parties hereto release each other, and their respective agents and employees, from any liability for injury to any person or damage to property that is caused by or results from any risk insured against under any valid and collectible insurance policy carried by either of the parties which contains a waiver of subrogation by the insurer and is in force at the time of such injury or damage; subject to the following limitations: (i) the foregoing provision shall not apply to the commercial general liability insurance described by subparagraphs §9.1A and §9.2B; (ii) such release shall apply to liability resulting from any risk insured against or covered by self-insurance maintained or provided by Tenant to satisfy the requirements of §9.1 to the extent permitted by this Lease; and (iii) Tenant shall not be released from any such liability to the extent any damages resulting from such injury or damage are not covered by the recovery obtained by Landlord from such insurance, but only if the insurance in question permits such partial release in connection with obtaining a waiver of subrogation from the insurer. This release shall be in effect only so long as the applicable insurance policy contains a clause to the effect that this release shall not affect the right of the insured to recover under such policy. Each party shall use reasonable efforts to cause each insurance policy obtained by it to provide that the insurer waives all right of recovery by way of subrogation against the other party and its agents and employees in connection with any injury or damage covered by such policy. However, if any insurance policy cannot be obtained with such a waiver of subrogation, or if such waiver of subrogation is only available at additional cost and the party for whose benefit the waiver is to be obtained does not pay such additional cost, then the party obtaining such insurance shall notify the other party of that fact and thereupon shall be relieved of the obligation to obtain such waiver of subrogation rights from the insurer with respect to the particular insurance involved.

ARTICLE 10

LIMITATION ON LANDLORD’S LIABILITY AND INDEMNITY

10.1 Limitation on Landlord’s Liability: Landlord shall not be liable to Tenant, nor shall Tenant be entitled to terminate this Lease or to any abatement of rent (except as expressly provided otherwise herein), for any injury to Tenant or Tenant’s Agents, damage to the property of Tenant or Tenant’s Agents, or loss to Tenant’s business resulting from any cause, including without limitation any: (i) failure, interruption or installation of any HVAC or other utility system or service; (ii) failure to furnish or delay in furnishing any utilities or services when such failure or delay is caused by fire or other peril, the elements, labor disturbances of any character, or any other accidents or other conditions beyond the reasonable control of Landlord; (iii) limitation, curtailment, rationing or restriction on the use of water or electricity, gas or any other form of energy or any services or utility serving the Project; or (iv) vandalism or forcible entry by unauthorized persons or the criminal act of any person, or (v) penetration of water into or onto any portion of the Premises through roof leaks or otherwise (except that this shall not eliminate Landlord’s duty under Section 3 of the Addendum to repair leaks occurring within nine (9) months of the Commencement Date). Notwithstanding the foregoing, but subject to §9.4, Landlord shall be liable for any such injury, damage or loss which is proximately caused by Landlord’s willful misconduct or gross negligence of which Landlord has actual notice and a reasonable opportunity to cure but which it fails to so cure.

10.2 Limitation on Tenant’s Recourse: If Landlord is a corporation, trust, partnership, joint venture, unincorporated association or other form of business entity: (i) the obligations of Landlord shall not constitute personal obligations of the officers, directors, trustees, partners, joint venturers, members, owners, stockholders, or other principals or representatives of such business entity; and (ii) Tenant shall not have recourse to the assets of such officers, directors, trustees, partners, joint venturers, members, owners, stockholders, principals or representatives except to the extent of their interest

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in the Project. Tenant shall have recourse only to the interest of Landlord in the Project for the satisfaction of the obligations of Landlord and shall not have recourse to any other assets of Landlord for the satisfaction of such obligations.

10.3 Indemnification of Landlord: Tenant shall hold harmless, indemnify and defend Landlord, and its employees, agents and contractors, with competent counsel reasonably satisfactory to Landlord (and Landlord agrees to accept counsel that any insurer requires be used), from all liability, penalties, losses, damages, costs, expenses, causes of action, claims and/or judgments arising by reason of any death, bodily injury, personal injury or property damage resulting from (i) any cause or causes whatsoever (other than (A) the willful misconduct or active negligence of Landlord of which Landlord has had notice and a reasonable time to cure, but which Landlord has failed to cure, (B) any migration of Hazardous Materials from locations outside of the Project or (C) acts or omissions of third parties who are within the Project pursuant to the Private Restrictions) occurring in or about or resulting from an occurrence in or about the Premises during the Lease Term; (ii) the negligence or willful misconduct of Tenant or its agents, employees and contractors, wherever the same may occur; or (iii) an Event of Tenant’s Default. The provisions of this §10.3 shall survive the expiration or sooner termination of this Lease.

ARTICLE 11

DAMAGE TO PREMISES

11.1 Landlord’s Duty to Restore: If the Premises are damaged by any peril after the Effective Date, Landlord shall restore the Premises unless this Lease is terminated by Landlord pursuant to §11.2 or by Tenant pursuant to §11.3. All insurance proceeds available from the fire and property damage insurance carried by Landlord pursuant to §9.2 shall be paid to and become the property of Landlord. If this Lease is terminated pursuant to either §11.2 or §11.3, then all insurance proceeds available from insurance carried by Tenant which covers loss to property that is Landlord’s property or would become Landlord’s property on termination of this Lease shall be paid to and become the property of Landlord.

If this Lease is not so terminated, then upon receipt of the insurance proceeds (if the loss is covered by insurance) and the issuance of all necessary governmental permits, Landlord shall commence and diligently prosecute to completion the restoration of the Premises, to the extent then allowed by Law, to substantially the same condition in which the Premises were immediately prior to such damage. Landlord’s obligation to restore shall be limited to the Premises and interior improvements constructed by Landlord as they existed as of the Commencement Date, excluding any Tenant’s Alterations, Trade Fixtures and/or personal property constructed or installed by Tenant in the Premises. Tenant shall forthwith replace or fully repair all Tenant’s Alterations and Trade Fixtures installed by Tenant and existing at the time of such damage or destruction, and all insurance proceeds received by Tenant from the insurance carried by it pursuant to §9.1A(2) shall be used for such purpose.

11.2 Landlord’s Right to Terminate: Landlord shall have the right to terminate this Lease in the event any of the following occurs, which right may be exercised only by delivery to Tenant of a written notice of election to terminate within thirty (30) days after the date of such damage:

A. Either the Project or the Building is damaged by an Insured Peril to such an extent that the estimated cost to restore exceeds 33% of the then actual replacement cost thereof;

B. Either the Project or the Building is damaged by an Uninsured Peril to such an extent that the estimated cost to restore exceeds 5% of the then actual replacement cost thereof; provided, however, that Landlord may not terminate this Lease pursuant to this §11.2B if one or more tenants of the Project agree in writing to pay the amount by which the cost to restore the damage exceeds such amount and subsequently deposit such amount with Landlord within thirty (30) days after Landlord has notified Tenant of its election to terminate this Lease;

C. The Premises are damaged by any peril within twelve (12) months of the last day of the Lease Term to such an extent that the estimated cost to restore equals or exceeds an amount equal to six times the Base Monthly Rent then due; provided, however, that Landlord may not

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terminate this Lease pursuant to this §11.2C if Tenant, at the time of such damage, has a then valid express written option to extend the Lease Term and Tenant exercises such option to extend the Lease Term within fifteen (15) days following the date of such damage; or

D. Either the Project or the Building is damaged by any peril and, because of the Laws then in force, (i) cannot be restored at reasonable cost to substantially the same condition in which it was prior to such damage, or (ii) cannot be used for the same use being made thereof before such damage if restored as required by this Article.

E. As used herein, the following terms shall have the following meanings: (i) the term “Insured Peril” shall mean a peril actually insured against for which the insurance proceeds actually received by Landlord are sufficient (except for any “deductible” amount specified by such insurance) to restore the Project under then existing building codes to the condition existing immediately prior to the damage; and (ii) the term “Uninsured Peril” shall mean any peril which is not an Insured Peril. Notwithstanding the foregoing, if the “deductible” for earthquake or flood insurance exceeds 2% of the replacement cost of the improvements insured, such peril shall be deemed an “Uninsured Peril”.

11.3 Tenant’s Right to Terminate: If the Premises are damaged by any peril and Landlord does not elect to terminate this Lease or is not entitled to terminate this Lease pursuant to §11.2, then as soon as reasonably practicable, Landlord shall furnish Tenant with the written opinion of Landlord’s architect or construction consultant as to when the restoration work required of Landlord may be completed. Tenant shall have the right to terminate this Lease in the event any of the following occurs, which right may be exercised only by delivery to Landlord of a written notice of election to terminate within fifteen (15) days after Tenant receives from Landlord the estimate of the time needed to complete such restoration.

A. The Premises are damaged by any peril and, in the reasonable opinion of Landlord’s architect or construction consultant, the restoration of the Premises cannot be substantially completed within one hundred eighty (180) days after the date of such damage; or

B. The Premises are damaged by any peril within twelve (12) months of the last day of the Lease Term and, in the reasonable opinion of Landlord’s architect or construction consultant, the restoration of the Premises cannot be substantially completed within ninety (90) days after the date of such damage and such damage renders unusable more than 30% of the Premises.

11.4 Abatement of Rent: In the event of damage to the Premises which does not result in the termination of this Lease, the Base Monthly Rent and the Additional Rent shall be temporarily abated during the period of restoration in proportion to the degree to which Tenant’s use of the Premises is impaired by such damage. Tenant shall not be entitled to any compensation or damages from Landlord for loss of Tenant’s business or property or for any inconvenience or annoyance caused by such damage or restoration. Tenant hereby waives the provisions of California Civil Code Sections 1932(2) and 1933(4) and the provisions of any similar law hereinafter enacted.

ARTICLE 12

CONDEMNATION

12.1 Landlord’s Termination Right: Landlord shall have the right to terminate this Lease if, as a result of a taking by means of the exercise of the power of eminent domain (including a voluntary sale or transfer by Landlord to a condemnor under threat of condemnation), (i) all or any part of the Premises is so taken, (ii) more than 20% of the Building Leasable Area is so taken, or (iii) more than 50% of the Common Area is so taken. Any such right to terminate by Landlord must be exercised within a reasonable period of time, to be effective as of the date possession is taken by the condemnor.

12.2 Tenant’s Termination Right: Tenant shall have the right to terminate this Lease if, as a result of

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any taking by means of the exercise of the power of eminent domain (including any voluntary sale or transfer by Landlord to any condemnor under threat of condemnation), (i) 10% or more of the Premises is so taken and that part of the Premises that remains cannot be restored within a reasonable period of time and thereby made reasonably suitable for the continued operation of the Tenant’s business, or (ii) there is a taking affecting the Common Area and, as a result of such taking, Landlord cannot provide parking spaces within reasonable walking distance of the Premises equal in number to at least 80% of the number of spaces allocated to Tenant by §2.1, whether by rearrangement of the remaining parking areas in the Common Area (including construction of multi-deck parking structures or restriping for compact cars where permitted by Law) or by alternative parking facilities on other land which is within reasonable walking distance from the Project. Tenant must exercise such right within a reasonable period of time, to be effective on the date that possession of that portion of the Premises or Common Area that is condemned is taken by the condemnor.

12.3 Restoration and Abatement of Rent: If any part of the Premises or the Common Area is taken by condemnation and this Lease is not terminated, then Landlord shall restore the remaining portion of the Premises and Common Area and interior improvements constructed by Landlord as they existed as of the Commencement Date, excluding any Tenant’s Alterations, Trade Fixtures and/or personal property constructed or installed by Tenant. Thereafter, except in the case of a temporary taking, as of the date possession is taken the Base Monthly Rent shall be reduced in the same proportion that the floor area of that part of the Premises so taken (less any addition thereto by reason of any reconstruction) bears to the original floor area of the Premises.

12.4 Temporary Taking: If any portion of the Premises is temporarily taken for one year or less, this Lease shall remain in effect. If any portion of the Premises is temporarily taken by condemnation for a period which exceeds one year or which extends beyond the natural expiration of the Lease Term, and such taking materially and adversely affects Tenant’s ability to use the Premises for the Permitted Use, then

Tenant shall have the right to terminate this Lease, effective on the date possession is taken by the condemnor.

12.5 Division of Condemnation Award: Any award made as a result of any condemnation of the Premises or the Common Area shall belong to and be paid to Landlord, and Tenant hereby assigns to Landlord all of its right, title and interest in any such award; provided, however, that Tenant shall be entitled to receive any condemnation award that is made directly to Tenant for the following so long as the award made to Landlord is not thereby reduced: (i) for the taking of personal property or Trade Fixtures belonging to Tenant; (ii) for the interruption of Tenant’s business or its moving costs; (iii) for loss of Tenant’s goodwill; or (iv) for any temporary taking where this Lease is not terminated as a result of such taking. The rights of Landlord and Tenant regarding any condemnation shall be determined as provided in this Article, and each party hereby waives the provisions of California Code of Civil Procedure Section 1265.130 and the provisions of any similar law hereinafter enacted allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Premises.

ARTICLE 13

DEFAULT AND REMEDIES

13.1 Events of Tenant’s Default: Tenant shall be in default of its obligations under this Lease if any of the following events occurs (an “Event of Tenant’s Default”):

A. Tenant shall have failed to pay Base Monthly Rent or Additional Rent when due, and such failure is not cured within three (3) Business Days after delivery of written notice from Landlord specifying such failure to pay; or

B. Tenant shall have failed to perform any term, covenant, or condition of this Lease except those requiring the payment of Base Monthly Rent or Additional Rent, and Tenant shall have failed to cure such breach within thirty (30) days after written notice from Landlord specifying the nature of such breach where such breach

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could reasonably be cured within said 30 day period, or if such breach could not be reasonably cured within said 30 day period, Tenant shall have failed to commence such cure within said 30 day period and thereafter continue with due diligence to prosecute such cure to completion within such time period as is reasonably needed but not to exceed ninety (90) days from the date of Landlord’s notice; or

C. Tenant shall have sublet the Premises or assigned its interest in the Lease in violation of the provisions contained in Article 14; or

D. Tenant shall have abandoned the Premises; or

E. The occurrence of the following: (i) the making by Tenant of any general arrangements or assignments for the benefit of creditors; (ii) Tenant becomes a “debtor” as defined in 11 USC '101 or any successor statute thereto (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days; provided, however, in the event that any provision of this §13.1E is contrary to any applicable Law, such provision shall be of no force or effect; or

F. Tenant shall have failed to deliver documents required of it pursuant to §15.4 or §15.6 within the time periods specified therein.

13.2 Landlord’s Remedies: If an Event of Tenant’s Default occurs, Landlord shall have the following remedies, in addition to all other rights and remedies provided by any Law or otherwise provided in this Lease, to which Landlord may resort cumulatively or in the alternative:

A. Landlord may keep this Lease in effect and enforce by an action at law or in equity all of its rights and remedies under this Lease,

including (i) the right to recover the rent and other sums as they become due by appropriate legal action; (ii) the right to make payments required of Tenant or perform Tenant’s obligations and be reimbursed by Tenant for the cost thereof with interest at the Agreed Interest Rate from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant; and (iii) the remedies of injunctive relief and specific performance to compel Tenant to perform its obligations under this Lease. Notwithstanding anything contained in this Lease, in the event of a breach of an obligation by Tenant which results in a condition which poses an imminent danger to safety of persons or damage to property, an unsightly condition visible from the exterior of the Building, or a threat to insurance coverage, then if Tenant does not cure such breach within three (3) days after delivery to it of written notice from Landlord identifying the breach, Landlord may cure the breach of Tenant and be reimbursed by Tenant for the cost thereof with interest at the Agreed Interest Rate from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant.

B. Landlord may enter the Premises and release them to third parties for Tenant’s account for any period, whether shorter or longer than the remaining Lease Term. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in releasing the Premises, including brokers’ commissions, expenses of altering and preparing the Premises required by the releasing. Tenant shall pay to Landlord the rent and other sums due under this Lease on the date the rent is due, less the rent and other sums Landlord received from any releasing. No act by Landlord allowed by this subparagraph shall terminate this Lease unless Landlord notifies Tenant in writing that Landlord elects to terminate this Lease. Notwithstanding any releasing without termination, Landlord may later elect to terminate this Lease because of the default by Tenant.

C. Landlord may terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the

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date set forth for termination in such notice. Any termination under this §13.2C shall not relieve Tenant from its obligation to pay sums then due Landlord or from any claim against Tenant for damages or rent previously accrued or then accruing. In no event shall any one or more of the following actions by Landlord, in the absence of a written election by Landlord to terminate this Lease, constitute a termination of this Lease: (i) appointment of a receiver or keeper in order to protect Landlord’s interest hereunder; (ii) consent to any subletting of the Premises or assignment of this Lease by Tenant, whether pursuant to the provisions hereof or otherwise; or (iii) any other action by Landlord or Landlord’s Agents intended to mitigate the adverse effects of any breach of this Lease by Tenant, including without limitation any action taken to maintain and preserve the Premises or any action taken to relet the Premises or any portions thereof to the extent such actions do not affect a termination of Tenant’s right to possession of the Premises.

D. In the event Tenant breaches this Lease and abandons the Premises, this Lease shall not terminate unless Landlord gives Tenant written notice of its election to so terminate this Lease. No act by or on behalf of Landlord intended to mitigate the adverse effect of such breach, including those described by §13.C, shall constitute a termination of Tenant’s right to possession unless Landlord gives Tenant written notice of termination. Should Landlord not terminate this Lease by giving Tenant written notice, Landlord may enforce all its rights and remedies under this Lease, including the right to recover the rent as it becomes due under the Lease as provided in California Civil Code Section 1951.4.

E. In the event Landlord terminates this Lease, Landlord shall be entitled, at Landlord’s election, to damages in an amount as set forth in California Civil Code Section 1951.2 as in effect on the Effective Date. For purposes of computing damages pursuant to California Civil Code Section 1951.2, (i) an interest rate equal to the Agreed Interest Rate shall be used where permitted, and (ii) the term “rent” includes Base Monthly Rent and Additional Rent. Such damages shall include:

(1) The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%); and

(2) Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom, including the following: (i) expenses for cleaning, repairing or restoring the Premises; (ii) expenses for altering, remodeling or otherwise improving the Premises for the purpose of reletting, including installation of leasehold improvements (whether such installation be funded by a reduction of rent, direct payment or allowance to a new tenant, or otherwise); (iii) broker’s fees, advertising costs and other expenses of reletting the Premises; (iv) costs of carrying the Premises, such as taxes, insurance premiums, utilities and security precautions; (v) expenses in retaking possession of the Premises; and (vi) attorneys’ fees and court costs incurred by Landlord in retaking possession of the Premises and in releasing the Premises or otherwise incurred as a result of Tenant’s default.

F. Nothing in this §13.2 shall limit Landlord’s right to indemnification from Tenant as provided in §7.2 and §10.3. Any notice given by Landlord in order to satisfy the requirements of §13.1A or §13.1B above shall also satisfy the notice requirements of California Code of Civil Procedure Section 1161 regarding unlawful detainer proceedings.

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13.3 Waiver: One party’s consent to or approval of any act by the other party requiring the first party’s consent or approval shall not be deemed to waive or render unnecessary the first party’s consent to or approval of any subsequent similar act by the other party. The receipt by Landlord of any rent or payment with or without knowledge of the breach of any other provision hereof shall not be deemed a waiver of any such breach unless such waiver is in writing and signed by Landlord. No delay or omission in the exercise of any right or remedy accruing to either party upon any breach by the other party under this Lease shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by either party of any breach of any provision of this Lease shall not be deemed to be a waiver of any subsequent breach of the same or of any other provisions herein contained.

13.4 Limitation On Exercise of Rights: At any time that an Event of Tenant’s Default has occurred and remains uncured, (i) it shall not be unreasonable for Landlord to deny or withhold any consent or approval requested of it by Tenant which Landlord would otherwise be obligated to give, and (ii) Tenant may not exercise any option to extend, right to terminate this Lease, or other right granted to it by this Lease which would otherwise be available to it.

13.5 Waiver by Tenant of Certain Remedies: Tenant waives the provisions of Sections 1932(1), 1941 and 1942 of the California Civil Code and any similar or successor law regarding Tenant’s right to terminate this Lease or to make repairs and deduct the expenses of such repairs from the rent due under this Lease. Tenant hereby waives any right of redemption or relief from forfeiture under the laws of the State of California, or under any other present or future law, including the provisions of Sections 1174 and 1179 of the California Code of Civil Procedure.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfer By Tenant: The following provisions shall apply to any assignment, subletting or other transfer by Tenant or any subtenant or assignee or other successor in interest of the original Tenant (collectively referred to in this §14.1 as “Tenant”):

A. Tenant shall not do any of the following (collectively referred to herein as a “Transfer”), whether voluntarily, involuntarily or by operation of law, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned: (i) sublet all or any part of the Premises or allow it to be sublet, occupied or used by any person or entity other than Tenant; (ii) assign its interest in this Lease; (iii) mortgage or encumber this Lease (or otherwise use this Lease as a security device) in any manner; or (iv) materially amend or modify an assignment, sublease or other transfer that has been previously approved by Landlord. Tenant shall reimburse Landlord for all reasonable costs and attorneys’ fees incurred by Landlord, but not to exceed $1,500 per requested Transfer for non-litigated evaluation and documentation of the requested Transfer, in connection with the evaluation, processing, and/or documentation of any requested Transfer, whether or not Landlord’s consent is granted. Landlord’s reasonable costs shall include the cost of any review or investigation performed by Landlord or consultant acting on Landlord’s behalf of (i) Hazardous Materials (as defined in §7.2G of this Lease) used, stored, released, or disposed of by the potential Subtenant or Assignee, and/or (ii) violations of Hazardous Materials Law (as defined in §7.2G of this Lease) by Tenant or the proposed Subtenant or Assignee. Any Transfer so approved by Landlord shall not be effective until Tenant has delivered to Landlord an executed counterpart of the document evidencing the Transfer which (i) is in a form reasonably approved by Landlord; (ii) contains the same terms and conditions as stated in Tenant’s notice given to Landlord pursuant to §14.1B; and (iii) in the case of an assignment of this Lease, contains the agreement of the proposed transferee to assume all obligations of Tenant under this Lease arising after the effective date of such Transfer and to remain jointly and severally liable therefore with Tenant. Any attempted Transfer without Landlord’s consent shall constitute an Event of

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Tenant’s Default and shall be voidable at Landlord’s option. Landlord’s consent to any one Transfer shall not constitute a waiver of the provisions of this §14.1 as to any subsequent Transfer or a consent to any subsequent Transfer. No Transfer, even with the consent of Landlord, shall relieve Tenant of its personal and primary obligation to pay the rent and to perform all of the other obligations to be performed by Tenant hereunder. The acceptance of rent by Landlord from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease nor to be a consent to any Transfer.

B. At least fifteen (15) days before a proposed Transfer is to become effective, Tenant shall give Landlord written notice of the proposed terms of such Transfer and request Landlord’s approval, which notice shall include the following: (i) the name and legal composition of the proposed transferee; (ii) a current financial statement of the transferee, financial statements of the transferee covering the preceding three years if the same exist, and (if available) an audited financial statement of the transferee for a period ending not more than one year prior to the proposed effective date of the Transfer, all of which statements are prepared in accordance with generally accepted accounting principles; (iii) the nature of the proposed transferee’s business to be carried on in the Premises; (iv) all consideration to be given on account of the Transfer; (v) a current financial statement of Tenant; and (vi) an accurately filled out response to Landlord’s standard Hazardous Materials Questionnaire. Tenant shall provide to Landlord such other information as may be reasonably requested by Landlord within five (5) days after Landlord’s receipt of such notice from Tenant. Landlord shall respond in writing to Tenant’s request for Landlord’s consent to a Transfer within the later of (i) ten (10) days of receipt of such request together with the required accompanying documentation, or (ii) five (5) days after Landlord’s receipt of all information which Landlord reasonably requests within seven (7) days after it receives Tenant’s first notice regarding the Transfer in question. If Landlord fails to respond in writing within said period, and if Tenant gives Landlord written notice demanding a response in regard to consent, and Landlord still does not respond with consent or refusal to consent within seven (7) days of such demand begin served, then Landlord will be deemed to have consented to such Transfer. Tenant shall immediately notify Landlord of any material modification to the proposed terms of such Transfer.

C. In the event that Tenant seeks to make any Transfer by a sublease for all or substantially all of the Premises and for all or substantially all of the remaining Lease Term, or by assignment of this Lease (other than by a Permitted Transfer), Landlord shall have the right to terminate this Lease, either (i) on the condition that the proposed transferee immediately enter into a direct lease of the Premises with Landlord on the same terms and conditions contained in Tenant’s notice, or (ii) so that Landlord is thereafter free to lease the Premises to whomever it pleases on whatever terms are acceptable to Landlord. In the event Landlord elects to so terminate this Lease, Landlord shall notify Tenant within fifteen (15) days after Tenant’s notice of the proposed Transfer. Then (i) if such termination is conditioned upon the execution of a lease between Landlord and the proposed transferee, Tenant’s obligations under this Lease shall not be terminated until the earlier of (A) the date on which such transferee executes a new lease with Landlord and enters into possession, or (B) thirty (30) days after Landlord’s election to terminate this Lease, and (ii) if Landlord elects simply to terminate this Lease, the Lease shall so terminate in its entirety fifteen (15) days after Landlord has notified Tenant in writing of such election. Upon such termination, Tenant shall be released from any further obligation under this Lease other than those obligations which survive the expiration of the Lease and those obligations accruing or based on events occurring before the date of termination.

D. If Landlord consents to a Transfer proposed by Tenant, Tenant may enter into such Transfer, and if Tenant does so, the following shall apply:

(1) Tenant shall not be released of its liability for the performance of all of its obligations under this Lease.

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(2) If Tenant assigns its interest in this Lease, then Tenant shall pay to Landlord 50% of all Subrent (as defined in §14.1D(5)) received by Tenant over and above (i) the assignee’s agreement to assume the obligations of Tenant under this Lease, and (ii) all Permitted Transfer Costs related to such assignment. In the case of assignment, the amount of Subrent owed to Landlord shall be paid to Landlord on the same basis, whether periodic or in lump sum, that such Subrent is paid to Tenant by the assignee.

(3) If Tenant sublets any part of the Premises, then with respect to the space so subleased, Tenant shall pay to Landlord 50% of the positive difference, if any, between (i) all Subrent paid by the subtenant to Tenant, less (ii) the sum of all Base Monthly Rent and Additional Rent allocable to the space sublet and all Permitted Transfer Costs related to such sublease. Such amount shall be paid to Landlord on the same basis, whether periodic or in lump sum, that such Subrent is paid to Tenant by its subtenant. In calculating Landlord’s share of any periodic payments, all Permitted Transfer Costs shall be first recovered by Tenant.

(4) Tenant’s obligations under this §14.1D shall survive any Transfer, and Tenant’s failure to perform its obligations hereunder shall be an Event of Tenant’s Default. At the time Tenant makes any payment to Landlord required by this §14.1D, Tenant shall deliver an itemized statement of the method by which the amount to which Landlord is entitled was calculated, certified by Tenant as true and correct. Landlord shall have the right at reasonable intervals to inspect Tenant’s books and records relating to the payments due hereunder. Upon request therefor, Tenant shall deliver to Landlord copies of all bills, invoices or other documents upon which its calculations are based. Landlord may condition its approval of any Transfer upon obtaining a certification from both Tenant and the proposed transferee of all

Subrent and other amounts that are to be paid to Tenant in connection with such Transfer.

(5) As used in this §14.1D, the term “Subrent” shall mean any consideration of any kind received, or to be received, by Tenant as a result of the Transfer, if such sums are related to Tenant’s interest in this Lease or in the Premises, including payments from or on behalf of the transferee (in excess of the book value thereof) for Tenant’s assets, fixtures, leasehold improvements, inventory, accounts, goodwill, equipment, furniture, and general intangibles. As used in this §14.1D, the term “Permitted Transfer Costs” shall mean (i) all reasonable leasing commissions paid to third parties not affiliated with Tenant in order to obtain the Transfer in question; (ii) all reasonable attorneys’ fees incurred by Tenant with respect to the Transfer in question; and (iii) the reasonable cost actually incurred by Tenant for reasonable construction costs, reasonable tenant improvement allowances, reasonable relocation costs and other reasonable concessions provided by Tenant in connection with the Transfer.

E. If Tenant is a corporation, the following shall be deemed a voluntary assignment of Tenant’s interest in this Lease: (i) any dissolution, merger, consolidation, or other reorganization of or affecting Tenant, whether or not Tenant is the surviving corporation; and (ii) if the capital stock of Tenant is not publicly traded, the sale or transfer to one person or entity (or to any group of related persons or entities) stock possessing more than 50% of the total combined voting power of all classes of Tenant’s capital stock issued, outstanding and entitled to vote for the election of directors. If Tenant is a partnership, any withdrawal or substitution (whether voluntary, involuntary or by operation of law, and whether occurring at one time or over a period of time) of any partner owning 25% or more (cumulatively) of any interest in the capital or profits of the partnership, or the dissolution of the partnership, shall be deemed a voluntary assignment of Tenant’s interest in this Lease.

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F. Notwithstanding anything contained in §14.1, so long as Tenant otherwise complies with the provisions of §14.1 Tenant may enter into any of the following transfers (a “Permitted Transfer”; with the transferee a “Permitted Transferee”) without Landlord’s prior written consent, and Landlord shall not be entitled to terminate this Lease pursuant to §14.1C or to receive any part of any Subrent resulting therefrom that would otherwise be due it pursuant to §14.1D.

(1) Tenant may sublease all or part of the Premises or assign its interest in this Lease to any corporation which controls, is controlled by, or is under common control with the original Tenant to this Lease by means of an ownership interest of more than 50%;

(2) Tenant may assign its interest in this Lease to a corporation which results from a merger, consolidation or other reorganization in which Tenant is not the surviving corporation, so long as the surviving corporation has a net worth at the time of such assignment that is equal to or greater than the net worth of Tenant immediately prior to such transaction; and

(3) Tenant may assign this Lease to a corporation which purchases or otherwise acquires all or substantially all of the assets of Tenant, so long as such acquiring corporation has a net worth at the time of such assignment that is equal to or greater than the net worth of Tenant immediately prior to such transaction.

14.2 Transfer By Landlord: Landlord and its successors in interest shall have the right to transfer their interest in this Lease and the Project at any time and to any person or entity. In the event of any such transfer, the Landlord originally named herein (and, in the case of any subsequent transfer, the transferor) from the date of such transfer, shall be automatically relieved, without any further act by any person or entity, of all liability for the performance of the obligations of the Landlord hereunder which may accrue after the date of such transfer. After the date of any such transfer, the term “Landlord” as used herein shall mean the transferee of such interest in the Premises.

ARTICLE 15

GENERAL PROVISIONS

15.1 Landlord’s Right to Enter: Landlord and its agents may enter the Premises at any reasonable time after giving at least 24 hours’ prior notice to Tenant (and immediately in the case of emergency) for the purpose of: (i) inspecting the same; (ii) posting notices of non-responsibility; (iii) supplying any service to be provided by Landlord to Tenant; (iv) showing the Premises to prospective purchasers or mortgagees or, during the last twelve (12) months of the Lease Term, to tenants; (v) making necessary alterations, additions or repairs; (vi) performing Tenant’s obligations when Tenant has failed to do so after written notice from Landlord; (vii) placing upon the Premises ordinary “for lease” signs or “for sale” signs during the last twelve (12) months of the Lease Term; and (viii) responding to an emergency. Landlord shall have the right to use any and all means Landlord may deem necessary and proper to enter the Premises in an emergency. Any entry into the Premises obtained by Landlord in accordance with this §15.1 shall not be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises.

15.2 Surrender of the Premises: Upon the expiration or sooner termination of this Lease, Tenant shall vacate and surrender the Premises to Landlord in the same condition as existed at the Commencement Date, except for (i) reasonable wear and tear, (ii) damage caused by any peril or condemnation, and (iii) contamination by Hazardous Materials for which Tenant is not responsible pursuant to Article 7. In this regard, normal wear and tear shall be construed to mean wear and tear caused to the Premises by the natural aging process which occurs in spite of prudent application of the best standards for maintenance, repair and janitorial practices, and does not include items of neglected or deferred maintenance. In any event, Tenant shall cause the following to be done prior to the expiration or the sooner termination of this Lease: (i) all interior walls shall be painted or cleaned so that they appear freshly painted; (ii) all tiled floors shall be cleaned and waxed; (iii) all carpets shall be cleaned and shampooed; (iv) all broken, marred, stained or

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nonconforming acoustical ceiling tiles shall be replaced; (v) all windows shall be washed; (vi) the HVAC system shall be serviced by a reputable and licensed service firm and left in good operating condition and repair as so certified by such firm; and (vii) the plumbing and electrical systems and lighting shall be placed in good order and repair (including replacement of any burned out, discolored or broken light bulbs, ballasts, or lenses). Subject to the terms of §5.2.C, if Landlord so requests, Tenant shall, prior to the expiration or sooner termination of this Lease, (i) remove any Tenant’s Alterations which Tenant is required to remove pursuant to §5.2 and repair all damage caused by such removal, and (ii) return the Premises or any part thereof to its original configuration existing as of the time the Premises were delivered to Tenant. If the Premises are not so surrendered at the termination of this Lease, Tenant shall be liable to Landlord for all costs incurred by Landlord in returning the Premises to the required condition, plus interest on all costs incurred at the Agreed Interest Rate. Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in so surrendering the Premises, including, without limitation, any claims made by any succeeding tenant or losses to Landlord due to lost opportunities to lease to succeeding tenants.

15.3 Holding Over: This Lease shall terminate without further notice at the expiration of the Lease Term. Any holding over by Tenant after expiration of the Lease Term shall not constitute a renewal or extension of this Lease or give Tenant any rights in or to the Premises except as expressly provided in this Lease. Any holding over after such expiration with the written consent of Landlord shall be construed to be a tenancy from month to month on the same terms and conditions herein specified insofar as applicable except that Base Monthly Rent shall be increased to an amount equal to 150% of the Base Monthly Rent payable during the last full calendar month of the Lease Term.

15.4 Subordination: The following provisions shall govern the relationship of this Lease to any Security Instrument:

A. This Lease is subject and subordinate to all Security Instruments existing as of the Effective Date. However, if any Lender so requires, this Lease shall become prior and superior to any such Security Instrument.

B. Landlord represents that the only Security Instrument recorded against all or any portion of the Project as of the Effective Date is the Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing for the benefit of PMCF Holdings, LLC, dated December 14, 2007, recorded on December 17, 2007 in the Santa Clara County Recorder’s Office as Document No. 19687229 (the “Existing Deed of Trust”) as amended. Landlord shall use its best efforts to obtain for Tenant the non-disturbance agreement as to Existing Deed of Trust that is set forth in Exhibit G, attached hereto. Tenant shall have the right to terminate this Lease if Tenant has not received the Non-Disturbance Agreement within thirty (30) days after the Effective Date.

C. At Landlord’s election, this Lease shall become subject and subordinate to any Security Instrument created after the Effective Date. Notwithstanding any such subordination, Tenant’s right to quiet possession of the Premises shall not be disturbed so long as Tenant is not in default and performs all of its obligations under this Lease, unless this Lease is otherwise terminated pursuant to its terms.

D. Tenant shall upon request execute any document or instrument reasonably required by any Lender to make this Lease either prior or subordinate to a Security Instrument, which may include such other matters as the Lender customarily and reasonably requires in connection with such agreements, including provisions that the Lender not be liable for (i) the return of any security deposit unless the Lender receives it from Landlord, and (ii) any defaults on the part of Landlord occurring prior to the time the Lender takes possession of the Project in connection with the enforcement of its Security Instrument. Tenant’s failure to execute any such document or instrument within ten (10) Business days after written demand therefore shall constitute an Event of Tenant’s Default. Tenant approves as reasonable the form of subordination agreement attached to this Lease as Exhibit G.

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15.5 Mortgagee Protection and Attornment: In the event of any default on the part of Landlord, Tenant will use reasonable efforts to give notice by registered mail to any Lender whose name has been provided to Tenant and shall offer such Lender a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or judicial foreclosure or other appropriate legal proceedings, if such should prove necessary to effect a cure. Tenant shall attorn to any purchaser of the Premises at any foreclosure sale or private sale conducted pursuant to any Security Instrument encumbering the Premises, or to any grantee or transferee designated in any deed given in lieu of foreclosure.

15.6 Estoppel Certificates and Financial Statements: At all times during the Lease Term, each party agrees, following any request by the other party, promptly to execute and deliver to the requesting party within ten (10) Business Days following delivery of such request an estoppel certificate: (i) certifying that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect, (ii) stating the date to which the rent and other charges are paid in advance, if any, (iii) acknowledging that there are not, to the certifying party’s knowledge, any uncured defaults on the part of any party hereunder or, if there are uncured defaults, specifying the nature of such defaults, and (iv) certifying such other information about this Lease as may be reasonably required by the requesting party. A failure to deliver an estoppel certificate within ten (10) Business Days after delivery of a request therefor shall be a conclusive admission that, as of the date of the request for such statement: (i) this Lease is unmodified except as may be represented by the requesting party in said request and is in full force and effect, (ii) there are no uncured defaults in the requesting party’s performance, and (iii) no rent has been paid more than thirty (30) days in advance. At any time during the Lease Term Tenant shall, upon thirty (30) days’ prior written notice from Landlord, provide Tenant’s most recent financial statement and financial statements covering the 24 month period prior to the date of such most recent financial statement to any existing Lender or to any potential Lender or buyer of the Premises. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.

15.7 Reasonable Consent: Whenever any party’s approval or consent is required by this Lease before an action may be taken by the other party, such approval or consent (i) shall not be unreasonably withheld, delayed or conditioned, and (ii) shall be in writing.

15.8 Notices: Any notice required or desired to be given regarding this Lease shall be in writing and may be given by personal delivery or by recognized national overnight courier service. A notice shall be deemed to have been given to a party at its Address for Notices specified in Section Q or Section R of the Summary (as applicable) (i) when delivered if given by personal delivery to the applicable Address for Notices, and (ii) upon the date of first documented attempt to deliver when delivered by courier service to the applicable Address for Notices. Either party may change its address by giving notice of the same in accordance with this §15.8; provided, however, that any address to which notices may be sent must be a California address.

15.9 Attorneys’ Fees: In the event either Landlord or Tenant shall bring any action or legal proceeding for an alleged breach of any provision of this Lease, to recover rent, to terminate this Lease or otherwise to enforce, protect or establish any term or covenant of this Lease, the prevailing party shall be entitled to recover as a part of such action or proceeding, or in a separate action brought for that purpose, reasonable attorneys’ fees, court costs, and experts’ fees as may be fixed by the court.

15.10 Corporate Authority: If Tenant is a corporation (or partnership), each individual executing this Lease on behalf of Tenant represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of such corporation in accordance with the by-laws of such corporation (or partnership in accordance with the partnership agreement of such partnership) and that this Lease is binding upon such corporation (or partnership) in accordance with its terms. Each of the

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persons executing this Lease on behalf of a corporation does hereby covenant and warrant that the party for whom it is executing this Lease is a duly authorized and existing corporation, that it is qualified to do business in California, and that the corporation has full right and authority to enter into this Lease.

15.11 Miscellaneous: Should any provision of this Lease prove to be invalid or illegal, such invalidity or illegality shall in no way affect, impair or invalidate any other provision hereof, and such remaining provisions shall remain in full force and effect. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor. The captions used in this Lease are for convenience only and shall not be considered in the construction or interpretation of any provision hereof. Any executed copy of this Lease shall be deemed an original for all purposes. This Lease shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of Landlord and Tenant. “Party” shall mean Landlord or Tenant, as the context implies. If Tenant consists of more than one person or entity, then all members of Tenant shall be jointly and severally liable hereunder. This Lease shall be construed and enforced in accordance with the laws of the State of California. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Landlord or Tenant. When the context of this Lease requires, the neuter gender includes the masculine, the feminine, a partnership or corporation or joint venture, and the singular includes the plural. The terms “shall”, “will” and “agree” are mandatory. The term “may” is permissive. When a party is required to do something by this Lease, it shall do so at its sole cost and expense without right of reimbursement from the other party unless a provision of this Lease expressly requires reimbursement. Landlord and Tenant agree that (i) the gross leasable area of the Premises includes any atriums, depressed loading docks, covered entrances or egresses, and covered loading areas; (ii) each has had an opportunity to determine to its satisfaction the actual area of the Project and the Premises; (iii) all measurements of area contained in this Lease are conclusively agreed to be correct and binding upon the parties, even if a subsequent measurement of any one of these areas determines that it is more or less than the amount of area reflected in this Lease; and (iv) any such subsequent determination that the area is more or less than shown in this Lease shall not result in a change in any of the computations of rent, improvement allowances, or other matters described in this Lease where area is a factor. Where a party hereto is obligated not to perform any act, such party is also obligated to restrain any others within its control from performing said act, including the Agents of such party. Landlord shall not become or be deemed a partner or a joint venturer with Tenant by reason of the provisions of this Lease.

15.12 Termination by Exercise of Right: If this Lease is terminated pursuant to its terms by the proper exercise of a right to terminate specifically granted to Landlord or Tenant by this Lease, then this Lease shall terminate thirty (30) days after the date the right to terminate is properly exercised (unless another date is specified in that part of this Lease creating the right, in which event the date so specified for termination shall prevail), the rent and all other charges due hereunder shall be prorated as of the date of termination, and neither Landlord nor Tenant shall have any further rights or obligations under this Lease except for those that have accrued prior to the date of termination or those obligations which this Lease specifically provides are to survive termination. This §15.12 does not apply to a termination of this Lease by Landlord as a result of an Event of Tenant’s Default.

15.13 Brokerage Commissions: Each party hereto (i) represents and warrants to the other that it has not had any dealings with any real estate brokers, leasing agents or salesmen, or incurred any obligations for the payment of real estate brokerage commissions or finder’s fees which would be earned or due and payable by reason of the execution of this Lease, other than to the Retained Real Estate Brokers described in Section S of the Summary, and (ii) agrees to indemnify, defend, and hold harmless the other party from any claim for any such commission or fees which result from the actions of the indemnifying party. Landlord shall be responsible for the payment of any commission owed to the Retained Real Estate Brokers if there is a separate written commission agreement between Landlord and

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the Retained Real Estate Brokers for the payment of a commission as a result of the execution of this Lease.

15.14 Force Majeure: Any prevention, delay or stoppage due to strikes, lock-outs, inclement weather, labor disputes, inability to obtain labor, materials, fuels or reasonable substitutes therefore, governmental restrictions, regulations, controls, action or inaction, civil commotion, fire or other acts of God, and other causes beyond the reasonable control of the party obligated to perform (except financial inability) shall excuse the performance, for a period equal to the period of any said prevention, delay or stoppage, of any obligation hereunder except the obligation of Tenant to pay rent or any other sums due hereunder.

15.15 Entire Agreement: This Lease constitutes the entire agreement between the parties, and there are no binding agreements or representations between the parties except as expressed herein. Tenant acknowledges that neither Landlord nor Landlord’s Agents has made any legally binding representation or warranty as to any matter except those expressly set forth herein, including any warranty as to (i) whether the Premises may be used for Tenant’s intended use under existing Law, (ii) the suitability of the Premises or the Project for the conduct of Tenant’s business, or (iii) the condition of any improvements. There are no oral agreements between Landlord and Tenant affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between Landlord and Tenant or displayed by Landlord to Tenant with respect to the subject matter of this Lease. This instrument shall not be legally binding until it is executed by both Landlord and Tenant. No subsequent change or addition to this Lease shall be binding unless in writing and signed by Landlord and Tenant.

15.16 USA Patriot Act and Anti-Terrorism Laws:

A. Tenant represents and warrants to, and covenants with, Landlord that neither Tenant nor any of its respective constituent owners or affiliates currently are, or shall be at any time during the Term hereof, in violation of any laws relating to terrorism or money laundering

(collectively, the “Anti-Terrorism Laws”), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”) and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”).

B. Tenant covenants with Landlord that neither Tenant nor any of its respective constituent owners or affiliates is or shall be during the Term hereof a “Prohibited Person,” which is defined as follows: (i) a person or entity that is listed in the Annex to, or is otherwise subject to, the provisions of the Executive Order; (ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity with whom Landlord is prohibited from dealing with or otherwise engaging in any transaction by any Anti-Terrorism Law, including without limitation the Executive Order and the USA Patriot Act; (iv) a person or entity who commits, threatens or conspires to commit or support “terrorism” as defined in Section 3(d) of the Executive Order; (v) a person or entity that is named as a “specially designated national and blocked person” on the then-most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn/t11sdn.pdf, or at any replacement website or other replacement official publication of such list; and (vi) a person or entity who is affiliated with a person or entity listed in items (i) through (v) above.

C. At any time and from time to time during the Term, Tenant shall deliver to Landlord, within ten (10) days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Landlord evidencing and confirming Tenant’s compliance with this §15.6.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease with the intent to be legally bound thereby, to be effective as of the Effective Date.

LANDLORD		TENANT

OA OAKMEAD II, LLC, a Delaware limited liability company		Alpha and Omega Semiconductor, Inc., a California corporation

By:	Orchard AEW Fund II, LLC, a Delaware limited liability company, its sole member	By:	/s/ Ephraim Kwok
		Name:	Ephraim Kwok
		Title:	Chief Financial Officer

By:	Orchard A Investor, LLC, a California limited liability company, its operating member	By:	/s/ Mike Chang
		Name:	Mike Chang
		Title:	Chief Executive Officer

By:	/s/ Michael J. Biggar	Dated:	12/24/2009
Name:	Michael J. Biggar
Its:	Manager

FIRST ADDENDUM TO LEASE

THIS FIRST ADDENDUM TO LEASE (the “First Addendum”) is dated for reference purposes as of December 23, 2009, and is made a part of that Lease dated December 23, 2009 (the “Lease”), by and between OA Oakmead II, LLC, a Delaware limited liability company (“Landlord”), and Alpha and Omega Semiconductor, Inc., a California corporation (“Tenant”), affecting certain real property commonly known as 475 Oakmead Parkway, Sunnyvale, California. Landlord and Tenant agree to the following First Addendum, which shall be a part of the Lease:.

1. Tenant Improvement Allowance: Landlord will provide to Tenant, upon the basis set forth in Exhibit B, up to $687,720.00, being $12.00 per square foot of gross leasable area in the Premises as a Tenant Improvement Allowance (the “Tenant Improvement Allowance”). At Tenant’s option (as more fuly stated in Exhibit B), Landlord will further provide Tenant with up to $171,930.00, being $3.00 per square foot of gross leasable area in the Premises, for an amortized Tenant Improvement Allowance (the “Amortized Tenant Improvement Allowance”). The Amortized Tenant Improvement Allowance will be amortized over the remaining Lease Term (from and after the date of Substantial Completion, as defined in Exhibit B), with interest at the rate of nine percent (9%) per annum, and repaid monthly as so amortized as a part of the Rent. The amortized payments arising from use of the Amortized Tenant Improvement Allowance, if it is used, are in addition to the Base Monthly Rent set forth in the Lease, Summary of Basic Lease Terms, Subparagraph K. Any other and further expenses of constructing the Tenant Improvements will be paid by Tenant.

2. Option to Extend Lease Term: Landlord hereby grants to Tenant one (1) option to extend the Lease Term for an Extended Term (as hereinafter defined) of five (5) years in length, commencing when the Lease Term expires (i.e., March 1, 2020), under the following terms and conditions:

A. Exercise Dates: Tenant must give Landlord notice in writing, directed to Landlord’s Address for Notice as set forth in the Lease, of Tenant’s exercise of the option to extend no earlier than twelve (12) months before the date the Lease Term would end but for said exercise (the “Earliest Exercise Date”) and no later than nine (9) months before the date the Lease Term would end but for said exercise (the “Last Exercise Date”).

B. Conditions to Exercise of Option: Tenants right to exercise the option and extend the Term is conditioned upon and subject to each of the following:

(1) In order to exercise its option to extend, Tenant must give written notice of such election to Landlord and Landlord must receive same by the Last Exercise Date but not prior to the Earliest Exercise Date, and any attempted exercise outside of the period between such dates shall be of no force or effect. If proper notification of the exercise of the option is not received, the option shall automatically expire. Failure to timely exercise the option terminates the option. Tenant acknowledges that because of the importance of Landlord of knowing no later than the Last Exercise Date whether or not Tenant will exercise the option, the failure of Tenant to notify Landlord by the Last Exercise Date will conclusively be presumed an election by Tenant not to exercise the option.

(2) Tenant shall have no right to exercise the option if Tenant is in Default on the date of exercise of the option (in the case of a Default which has an applicable cure period provided in the Lease, this shall mean that Tenant is in Default past any applicable notice and cure period).

(3) Tenant shall have no right, title, or interest in the Lease or the Premises for or during the Extended Term if Tenant is in Default on the date on which the Lease would terminate absent exercise of the option (in the case of a Default which has an applicable cure period provided in the Lease, this shall mean that Tenant is in Default past any applicable notice and cure period), and under such circumstances, the Lease shall terminate without notice on the last day of its then existing Term, and the Extended Term shall not be deemed to have been created by the notice of exercise of the option.

(4) The period of time within which the option may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the option because of any of the preceding provisions of this Paragraph.

(5) By giving notice of exercise of the option, Tenant warrants and agrees that Tenant is fully familiar with the Premises, has had the opportunity to inspect and test the Premises, and accepts the Premises for the Extended Term in their “As Is” condition, with all patent faults, without warranty or obligation on the part of Landlord to provide or pay for any interior improvements or tenant improvement allowances.

C. Creation of Extended Term: Upon the timely exercise of the option to extend and the commencement of the extended Term, all references in the Lease to the Term shall be considered to mean the Term as extended by the exercise of the option for the five (5) year period of time allowed as set forth above, which shall be referred to herein as the “Extended Term.”

D. Option Personal: The option is personal to Tenant and any Permitted Transferees, and cannot be assigned to or exercised by anyone other than Tenant or any Permitted Transferees. The option can only be exercised at a time when Tenant and/or the Permitted Transferee(s) are in possession of not less than fifty percent (50%) of the Premises.

E. Upon the timely and valid exercise of the option to extend, the Base Monthly Rent for the Extended Term shall be one hundred percent (100%) of the then fair market rent determined as of the commencement of the Extended Term based upon like buildings with like improvements in the area located in the area of the Building. If the parties are unable to agree in writing on the fair market monthly rent for the Premises for the Extended Term at least ninety (90) days prior to the commencement of the Extended Term, then the fair market monthly rent shall be determined by binding appraisal conducted pursuant to the terms and provisions of Subparagraph F of this First Addendum.

F. If the parties cannot agree on the fair market monthly rent for the Extended Term, then such fair market monthly rent shall be determined by one (1) or three (3) licensed real estate appraisers, all of whom shall be members of the American Institute of Real Estate Appraisers with not less than five (5) years’ experience appraising real property (other than residential or agricultural property) located in Santa Clara County, California, in accordance with the following procedures:

(1) The party demanding an appraisal (the “Notifying Party”) shall notify the other party (the “Non -Notifying Party”) thereof by delivering a written demand for appraisal in accordance with the notice requirements for exercise of option as set forth above. This demand, to be effective, must give the name, address, and qualifications of an appraiser selected by the Notifying Party. Within fifteen (15) days after receipt of said demand, the Non -Notifying Party shall select its appraiser and notify the Notifying Party, in writing, of the name, address, and qualifications of an appraiser selected by it. Failure by the Non -Notifying Party to select a qualified appraiser within said fifteen (15) day period shall be deemed a waiver of the Non-Notifying Party’s right to select a second appraiser, and the appraiser selected by the Notifying Party shall proceed to reach an opinion on the fair market rent of the Premises for the Extended Term under the principles set forth herein, and shall, by a simple letter executed by said sole appraiser, forthwith notify both Landlord and Tenant of the amount set by such appraisal. If the Non-Notifying Party selects an appraiser, then within ten (10) days from the date the second appraiser shall have been appointed, the two (2) appraisers so selected shall appoint a third appraiser. If the two (2) appraisers fail to select a third qualified appraiser, the third appraiser shall be selected by the then Presiding Judge of the Superior Court of the State of California for the County of Santa Clara on the application of any party.

(2) Provided that there is more than one (1) appraiser, the appraisers so selected shall meet in San Jose, California, not later than twenty (20) days following the date on which the third appraiser is selected. At said meeting the appraisers so selected shall attempt to determine the fair market monthly rent for the Premises for the Extended Term (including the timing and amount of any periodic increases).

(3) If the appraisers so selected are unable to complete their determinations in one (1) meeting, they may continue to consult at such times as they deem necessary for a thirty (30) day period from the date of the first meeting, in an attempt to have at least two (2) of them agree. If, at the initial meeting or at any time during said thirty (30) day period, two (2) or more of the appraisers so selected agree on the fair market rent of the Premises, such agreement shall be determinative and binding on the parties hereto, and the agreeing appraisers shall, in simple letter form executed by the agreeing appraisers, forthwith notify both Landlord and Tenant of the amount set by such agreement.

(4) If two (2) or more appraisers do not so agree within said thirty (30) day period, then each appraiser shall, within five (5) days after the expiration of said thirty (30) day period, submit his or her independent appraisal in simple letter form to Landlord and Tenant stating his or her determination of the fair market rent of the Premises for the Extended Term. The parties shall then determine the fair market rent for the Premises by determining the average of the fair market rent set by each of the appraisers. However, if the lowest appraisal is less than eighty five percent (85%) of the middle appraisal then such lowest appraisal shall be disregarded and/or if the highest appraisal is greater than one hundred fifteen percent (115%) of the middle appraisal then such highest appraisal shall be disregarded. If the fair market rent set by any appraisal is so disregarded, then the average shall be determined by computing the average set by the appraisals that have not been disregarded (or shall be the determination of the sole remaining appraiser if two (2) appraisals have been disregarded).

(5) Nothing contained herein shall prevent Landlord and Tenant from jointly selecting and agreeing in writing upon a single appraiser to determine the fair market rent of the Premises, in which event the written determination of such appraisal shall be conclusively deemed the fair market rent of the Premises.

(6) Each party shall bear the fees and expenses of the appraiser selected by it. The fees and expenses of the third appraiser (or the joint appraiser if one joint appraiser is used) shall be borne fifty percent (50%) by Landlord and fifty percent (50%) by Tenant.

3. Roof and Systems Condition: Landlord shall deliver the Project, Premises and Building, including the building systems (including all HVAC equipment and other utility facilities, and fire extinguisher equipment), in good working condition, including the roof in watertight condition. All mechanical, electrical, HVAC, plumbing, and other utility equipment and roll up doors shall be in good working condition and operable. Landlord’s sole responsibility under this warranty shall be to rectify (and Tenant’s sole remedy shall be to require Landlord to rectify), at Landlord’s sole cost and expense (and not as a part of Common Operating Expenses), any defective item of which Tenant supplies written notification, specifying the manner in which this warranty has been breached, within nine (9) months after the Commencement Date; provided, however, that (i) if there has not been in Sunnyvale rain in excess of one half inch of rain in any calendar day within the first nine (9) months after the Commencement Date, the nine (9) month period in this Section 3 shall be extended with respect to the roof of the Building until the earlier of (A) twelve (12) months after the Commencement Date, or (B) ten (10) Business Days after there has been in Sunnyvale rain in excess of one half inch of rain in any calendar day after the Commencement Date; and (ii) the time limitation shall not be applicable to latent defects. Except as otherwise provided in the Lease, Landlord makes no other warranties regarding condition of the Premises, and requiring Landlord to repair defects to return the said matters to the represented condition shall be Tenant’s sole remedy for any breach of this provision. No roof leak or other failure of condition of any system or equipment which occurs due to the acts or omissions of Tenant shall be covered under this warranty. For purposes of this Lease, a “latent defect” is one which would not be discoverable by a reasonable inquiry and inspection conducted by a person knowledgeable in regard to the item or construction inspected (as, for instance, in the case of roofing a licensed roofer).

4. Early Occupancy: “Early Occupancy” is exclusive possession (subject only to the primary rights of the Landlord and its contractors and consultants in regard to constructing the Tenant Improvements) prior to the Commencement Date. Tenant may have early occupancy of the Premises upon the Effective Date through the Commencement Date (the “Early Occupancy Period”) subject to and under the following terms and conditions:

A. Occupancy during the Early Occupancy Period shall be solely for the purposes of fixturizing and installing cabling, furniture, fixtures and equipment, and not for the purpose of operating the business.

B. Occupancy during the Early Occupancy Period shall be subject to all of the terms, covenants and conditions of the Lease; provided, however, that Rent payable during the Early Occupancy Period shall be waived until such date as Tenant occupies and begins to operate its business in the Premises, as of which date, Rent shall begin.

C. Prior to entering for Early Occupancy, Tenant will (1) pay Landlord all Security Deposit or prepaid Rent required by the Lease; and (2) provide Landlord with documentation of insurance required under the Lease. All indemnity and liability waiver provisions of the Lease will apply to the Early Occupancy Period.

D. During the Early Occupancy Period, Tenant will cooperate with Landlord and its agents, contractors, subcontractors, and construction personnel and will refrain from any acts or omissions which will delay such construction. Any delay in construction and delivery of the Premises which is caused by Tenant’s Early Occupancy of the Premises will not extend the Rent Commencement Date.

E. Early Occupancy shall not affect the Expiration Date of this Lease.

5. Signage: Subject to the provisions in the Lease relating to approval and permitting of signs, Tenant shall be entitled to the use of all monument and building signage associated with the Premises. Tenant will remove such signage and restore the monument and building signage area to its condition as of the Effective Date upon the expiration or earlier termination of the Lease.

6. Non-Disturbance Agreement: Landlord shall use its best efforts to obtain a non-disturbance agreement in the form attached as Exhibit G to the Lease from the Existing Lender.

7. Access: Tenant shall have unrestricted access to the Premises twenty-four (24) hours a day, seven (7) days a week, every day of the Lease Term from the Commencement Date to the expiration or earlier termination of the Lease.

8. Confidentiality: Landlord and Tenant agree that all matters relating to the terms and provisions of the Lease shall be, and will remain, confidential and private between them, and that such matters will not be disclosed except under the following circumstances: To their attorneys in confidence; to their respective accountants and/or tax preparers in confidence as necessary for tax filings; and in any public disclosure that may be required in connection with any public stock offering. The parties will instruct and require their respective brokers to keep the terms and provisions hereof in confidence.

LANDLORD		TENANT

OA OAKMEAD II, LLC, a Delaware limited liability company		Alpha and Omega Semiconductor, Inc., a California corporation

By:	Orchard AEW Fund II, LLC, a Delaware limited liability company, its sole member	By:	/s/ Ephraim Kwok
		Name:	Ephraim Kwok
		Its:	Chief Financial Officer

By:	Orchard A Investor, LLC, a California limited liability company, its operating member	By:	/s/ Mike F. Chang
		Name:	Mike Chang
		Its:	Chief Executive Officer

By:	/s/ Michael J. Biggar
Name:	Michael J. Biggar
Its:	Manager

PARKING SUMMARY

DESCRIPTION	STALLS
STANDARD PARKING	212
ACCESSIBLE PARKING	7
TOTAL	219

EXHIBIT A
SITE PLAN

PARCEL TWO
SURFACE DRAINAGE RIGHTS (E580 O.R. 559)
16.00' X 261.00' PARKING & INGRESS / EGRESS ESMT (E580 O.R. 555) (E 580 O.R. 559)
3.0' P.U.E. (B213 O.R. 409)
10.0' P.U.E. (B305 O.R. 40)
North
PARCEL A (376 M 34)
PARCEL B (379 M 47)
AC PAVEMENT
DRIVEWAY
CONCRETE
PARCEL A
(379 M 47)
3.505 ± ACRES
475 OAKMEAD PARKWAY
ONE STORY BUILDING
PARCEL B (376 M 34)
OAKMEAD PARKWAY
PARCEL E (371 M 28)
PARCEL B (366 M 35)
5.0' NITROGEN PIPELINE ESMT. (C389 O.R. 86)

SITE PLAN

FOR: ORCHARD PARTNERS, LLC

SANTA CLARA — CALIFORNIA

DATE	DEC
SCALE	=80
DR. BY	CJ
JOB	
SHEET NO.	1

KIER & WRIGHT
CIVIL ENGINEERS & SURVEYORS, INC.
3350 Scott Boulevard, Building 22
Santa Clara, California 95054
(408) 727 6665
fax (408) 727 5641

EXHIBIT B

TENANT IMPROVEMENT AGREEMENT

This Tenant Improvement Agreement (this “Agreement”) is dated for reference purposes as of December 23, 2009, and is made a part of that Lease dated December 23, 2009 (the “Lease”), by and between OA Oakmead II, LLC, a Delaware limited liability company (“Landlord”), and Alpha and Omega Semiconductor, Inc., a California corporation (“Tenant”), affecting certain real property commonly known as 475 Oakmead Parkway, Sunnyvale, California. Landlord and Tenant agree as follows as a part of the Lease:

1. Purpose of Agreement: The purpose of this Agreement is to set forth the rights and obligations of Landlord and Tenant with respect to the planning and construction of Tenant Improvements (as defined below) within the Premises for the use and benefit of Tenant during the Lease Term. Landlord and Tenant are proceeding with the planning of construction pursuant to a Cost Reimbursement Agreement prior to lease signature in order to keep the process moving forward on Preliminary Work (as defined below). Pursuant to the terms and provisions of this Agreement, Tenant will reimburse Landlord for the total cost of Preliminary Work and Tenant Improvement Costs, less any amounts already paid under the Cost Reimbursement Agreement, and less the Tenant Improvement Allowance and the Amortized Tenant Improvement Allowance (as set forth and defined in the First Addendum to Lease).

2. Definitions: Words not otherwise defined herein which are capitalized shall have the same meanings as assigned to such words in the Lease, unless such meanings are clearly negated by context. As used in this Agreement, the following words will have the following meanings:

a. Tenant Improvements: The term “Tenant Improvements” shall mean those improvements to the Building described in the Approved Plans and any approved Change Orders (both as defined below).

b. Preliminary Work: The “Preliminary Work” is the work performed prior to the start of construction for planning, preparation of plans and specifications, and other preparations for construction. Preliminary Work includes all such work performed voluntarily prior to execution of the Lease or pursuant to the terms of the Cost Reimbursement Agreement entered into between the parties prior to the execution of the Lease.

c. Tenant Improvement Costs: The term “Tenant Improvement Costs” shall mean the following as they relate to the Tenant Improvements: (i) all amounts paid to contractors for labor and materials furnished pursuant to any construction contract entered into by Landlord with unaffiliated entities (i.e., entities not affiliated with Landlord) to construct the Tenant Improvements; (ii) the cost of all governmental approvals required as a condition to the construction of the Tenant Improvements (including all construction taxes or other fees or exactions by governmental agencies imposed in connection with the issuance of a building permit or otherwise relating to the construction of the Tenant Improvements, even if based in part on the value of the “shell” of the Building); (iii) all utility connection or use fees; (iv) fees of unaffiliated (i.e., not affiliated with Landlord) architects, engineers, construction managers, and space planners for services rendered in regard to the Tenant Improvements; (v) the cost of payment and performance bonds obtained to assure completion of the Tenant Improvements; and (vi) any and all other costs incurred in connection with the Tenant Improvements that are approved in writing by Tenant. The Tenant Improvement Costs shall include the cost of the Preliminary Work. Tenant agrees that construction management services will, as an exception to the foregoing, be provided by an affiliate of Landlord, provided that the fees for the construction management services shall not exceed three percent of the Tenant Improvement Costs (exclusive of the fee for construction management services). The Tenant Improvement Costs shall not include, Landlord shall be responsible for, and Tenant shall have no responsibility with respect to, any construction costs resulting from the failure of the Project (including the Building) to be in compliance with Laws in effect as of the date construction of the Tenant Improvements commences.

d. City Taxes Related To Tenant Improvement Costs: If there are any taxes or taxes increases charged to Landlord because of the construction of the Tenant Improvements, all of these taxes (even if based wholly or in part on the value of the “shell”) shall be included in the Tenant Improvement Costs, except that if the increased taxes are property taxes, same shall be dealt with under the appropriate provision of the Lease.

e. Substantially Completion: Any of the Tenant Improvements shall be deemed to be “Substantially Completed” or to be in a state of “Substantial Completion” when: (i) either the architect or the Prime Contractor have issued a written certificate stating that such improvements have been substantially completed in accordance with the Approved Plans therefor, and (ii) the Building Department of the City of Sunnyvale has completed its final inspection of such improvements and has “signed off” the building inspection card approving such work as complete.

f. Cash: As used herein, payment in “cash” shall mean payment by a company check representing good funds or by a cashier’s check.

g. Tenant Delays: As used herein and in the Lease, “Tenant Delays” shall mean and include (i) Tenant’s failure to submit necessary information to Landlord when required by this Agreement; (ii) Tenant’s failure to promptly review and approve the plans for the Tenant Improvements in accordance with this Agreement; (iii) any act by Tenant which materially interferes with or delays the completion of the plans for the Tenant Improvements or Landlord’s construction work; (iv) change orders requested by Tenant and approved by Landlord; (v) special materials or equipment ordered or specified by Tenant that cannot be obtained by Landlord at normal cost within a reasonable period of time because of limited availability, provided that Landlord shall promptly notify Tenant if Landlord determines that the special materials or equipment cannot be obtained by Landlord at normal cost within a reasonable period of time; (vi) any delay or default by Tenant in paying its share of the estimated cost of construction of Tenant Improvements; (vii) any delay caused by obtaining required Hazardous Materials or other environmental permits, consents, or permissions or dealing with the City of Sunnyvale, or otherwise concerned with the use of the Premises by Tenant, but which shall not include any delays as a result of the presence of Hazardous Materials in the Project as of the Effective Date; and (viii) Tenant’s failure to observe the time deadlines set in this Agreement for Tenant’s performance and participation in the planning process and granting of approvals.

h. Cost Reimbursement Agreement: The “Cost Reimbursement Agreement” means that certain Agreement between Landlord and Tenant dated November 16, 2009 pursuant to which Tenant agreed to reimburse Landlord for certain planning costs identified in the Cost Reimbursement Agreement in the event that no lease was signed between the parties for the Premises.

3. Preliminary Payment by Tenant: Intentionally omitted.

4. Preparation of Plans, Bid Process; Construction Deposit; and Handling of Changes in Plans: Following execution of the Lease, Landlord and Tenant will engage in the following process to arrive at final costs and final approved plans:

a. A general scope for the Tenant Improvements (the “Floor Plan”) has been approved by Tenant and is attached hereto as Exhibit A. The Floor Plan contains a general description of the improvements to be made by Landlord for Tenant’s use. Landlord will cause plans and specifications for the Tenant Improvements (the “Preliminary Plans”) to be produced and delivered to Tenant by December 11, 2009. Said Preliminary Plans will be made and based on all of the discussions between Landlord and Tenant to that date, will be the result of consultation, discussion, and cooperation with Tenant, and will follow the description set forth in Floor Plan.

b. Landlord and Tenant will put the Preliminary Plans out for written bid to Hollander-Smith, South Bay Construction, and Applied Construction Technology. Landlord and Tenant hereby approve each of the identified contractors as a potential Prime Contractor. Bid packages will be submitted to the three contractor bidders on December 11, 2009; amended bid packages with the Tentative Approved Plans will be submitted on December 14, 2009, if there are changes to the Preliminary Plans, and if so, the bidders will be asked to bid on the Tentative Approved Plans rather than the Preliminary Plans; bids will be received by December 18, 2009; and Landlord will select the winning bidder, with Tenant’s approval, by December 21, 2009. The winning bidder will be selected by considering price, quality, responsiveness, reliability, and other factors, and will be based on all factors, not solely the lowest price. The parties have followed the above process, and the Hollander Smith, Inc., has been selected as the Prime Contractor, with the approval of Landlord and Tenant.

c. On or before noon (12:00 PM) December 14, 2009, Tenant will approve the Preliminary Plans in writing by executing and returning a copy thereof to Landlord which will be the “Tentative Approved Plans,” or will advise Landlord of any objections or needed changes. Tenant has approved the Preliminary Plans.

d. If there are objections or further changes suggested by Tenant, then Landlord and Tenant will resolve these matters immediately. If there are changes to the Preliminary Plans, then the Preliminary Plans with the approved changes as added by the Architect shall be deemed the “Tentative Approved Plans.” If received on December 14, 2009, Landlord will submit the Tentative Approved Plans to the bidders.

e. Once a winning bidder is selected, Landlord will enter into a written agreement (the “Prime Contract”) with the winning bidder contractor (the “Prime Contractor”). Tenant’s approval of Landlord’s selected contractor shall be approval of the contractor cost for the project reflected by that contractor’s bid. The amount of that bid shall become the “Tentative Approved Contractor Cost.”

f. Landlord’s architect will prepare a demolition plan based on the Tentative Approved Plans for submission on January 4, 2010. The demolition will begin as soon as feasible after the demolition permit is obtained.

g. Landlord will cause the Architect and the Prime Contractor to work together to submit the Tentative Approved Plans to the City of Sunnyvale for building permits on January 11, 2009. Landlord, Tenant, Architect, and Prime Contractor will cooperate in discussing the Tentative Approved Plans with the City of Sunnyvale and working toward acceptable plans that would be approved by the City of Sunnyvale. Landlord and Tenant shall work together to make any needed changes in the Tentative Approved Plans, and neither shall unreasonably withhold, condition, or delay its approval of changes required by the City. It is expected that the plans will be approved over the counter on the same day.

h. If the City of Sunnyvale requires any change in the Tentative Approved Plans, Landlord will cause its Architect to make such changes and provide the Tentative Approved Plans, with the City-required changes, to Landlord and Tenant. After the Tentative Approved Plans are processed through the City of Sunnyvale, the Tentative Approved Plans, with changes, if any, required by the City of Sunnyvale, will be referred to as the “Approved Plans.” If the City requires changes which change the Tentative Approved Contractor Cost, the Prime Contractor shall provide Landlord and Tenant with any changes in the Tentative Approved Contractor Costs (“Changes”). After the City process is complete, the Tentative Approved Contractor Cost, plus or minus any changes made per Changes provided by the Prime Contractor, shall be deemed the Approved Contractor Cost. Landlord and Tenant must approve any Changes provided by the Prime Contractor, but neither will unreasonably withhold, delay, or condition its approval.

i. As soon as feasible, not later than December 29, 2010, Landlord will give Tenant written notice of the amount of the Construction Deposit (as hereinafter defined). Said notice will also contain an anticipated Construction Start Date, if such date is different from January 11, 2010, the currently anticipated Construction Start Date. Such notice shall be referred to herein as the “Construction Notice.” If Landlord learns after the Construction Notice is given that the Construction Start Date will be different than that specified in the Construction Notice, it shall give an Amended Construction Notice.

(1) On the later of receipt by Tenant of a Subordination, Non-Disturbance and Attornment Agreement in a form acceptable to Tenant or January 6, 2010 (or at least five (5) days before the date for construction of the Tenant Improvements to begin, if that date is not to be January 11,

2010), Tenant shall deposit with Landlord a further sum (the “Construction Deposit”) which shall be equal to the Tentative Approved Contractor Cost plus all costs of the Tenant Improvements which will be paid to others (such as the cost of the Preliminary Work) minus the sum of (i) the Tenant Improvement Allowance, (ii) the Amortized Tenant Improvement Allowance, and (iii) the sums paid to that date under the Cost Reimbursement Agreement (the “Final Pre-Construction Cost Estimate.”)

(2) Tenant is not obligated to draw upon the Amortized Tenant Improvement Allowance, and instead may pay cash to Landlord for any Tenant Improvement Costs to be incurred which exceed the Tenant Improvement Allowance If Tenant wishes to exercise its option to provide Landlord with cash in lieu of the funds available as an Amortized Tenant Improvement Allowance, it must do so at the time it is required to make the Construction Deposit, by a notice in writing accompanied by deposit of the difference between the Final Pre-Construction Cost Estimate and the Tenant Improvement Allowance with Landlord, which shall thereafter be dealt with as part of the Construction Deposit. Exercise of Tenant’s option to fund in cash the difference between the Final Pre-Construction Cost Estimate and the Tenant Improvement Allowance eliminates Tenant’s right at any later time to make use of or access funds from the Amortized Tenant Improvement Allowance and satisfies Landlord’s obligations with regard to same.

(3) Landlord may use the Construction Deposit to reimburse itself for the Tenant Improvement Costs as it is required to expend them. In the event that, due to an Event of Tenant’s Default committed by Tenant before the Tenant Improvements are completed, the Lease is terminated, Landlord may apply the remaining Construction Deposit to reimburse itself for any unreimbursed Tenant Improvement Costs incurred prior to the termination of the Lease, and any excess may be applied to any unpaid damages suffered by Landlord on account of the Event of Tenant’s Default; solely if Landlord has been made whole and reimbursed for all Tenant Improvement Costs and repaid any damages, then Landlord shall refund any remaining balance of the Construction Deposit which has not been used or applied as set forth herein to Tenant.

(4) Landlord will hold the Construction Deposit in a separate account, segregated from Landlord’s other funds, until used as set forth herein. However, Tenant shall not be entitled to interest on said funds, nor shall Landlord be deemed a trustee in regard to such funds.

(5) In the event that the City of Sunnyvale requires changes in the Tentative Approved Plans which change the Tentative Approved Contractor Cost, then the Construction Deposit shall be adjusted upward by a further deposit by Tenant to reflect the increase in costs, or downward by a refund from Landlord to reflect decreased costs.

j. Landlord is not required to begin construction of the Tenant Improvements until five (5) days after the Construction Deposit is made in full. If the Construction Deposit has not been timely made as set forth above, Landlord may elect to wait until it is made to commence construction or Landlord may elect to declare a breach of the Lease by giving Tenant written notice of Tenant’s failure to make the Construction Deposit on time and in full. Unless Tenant has, within ten (10) days of such notice of default, made the full Construction Deposit, it shall be an Event of Tenant’s Default (and there shall be no further notice and cure period applicable thereto). In the case of such an Event of Tenant’s Default, Landlord may terminate this Lease by written notice to Tenant and pursue all Lease and legal remedies for such a default.

k. If Landlord or Tenant propose any changes in the Approved Plans after the Approved Contractor Cost has been approved, the parties shall discuss such changes, submit agreed changes to the Prime Contractor, and request a proposed Change Order to be generated showing the change and stating any increase or decrease in the Approved Contractor Cost which is attendant on such change in the Approved Plans. If the parties cannot agree on the nature of the change in construction and the change in Tenant Improvement Costs associated therewith, the Lease shall remain in full force and effect with the Approved Plans remaining as they were before the discussion. If the parties do agree on a change in the Approved Plans, they shall both execute a Change Order which shall specify the change in the Approved Plans and attach a cost figure of increase or decrease in the Approved Contractor Cost. In the event that the Change Order specifies an increase in Tenant Improvement Costs in excess of $1,000.00, Landlord shall have the right to require an equal increase in the Construction Deposit in the amount of the increase in Tenant Improvement Costs.

l. Landlord shall not be required to approve any Tenant Improvements that: (i) do not conform to applicable government regulations or Laws or are disapproved by any governmental agency having jurisdiction; (ii) overload the floors of the Premises; or (iii) are, in Landlord’s reasonable judgment, of a nature or quality inconsistent with the nature and quality of the remainder of the Premises or the Building. Further, to the extent that Tenant proposes improvements that are not, in Landlord’s discretion, deemed by Landlord general purpose in nature, Landlord may condition approval on Tenant’s agreement to remove said improvements at the expiration or earlier termination of the Lease and to restore the interior of the Building in regard to such removed improvements to a general purpose building interior.

5. Construction of Tenant Improvements: Landlord shall cause the Tenant Improvements to be constructed in accordance with the following:

a. The Tenant Improvements shall be constructed substantially in accordance with the Approved Plans (as modified by any Change Orders approved by Landlord and Tenant pursuant to the provisions of this Agreement) and all Laws. All materials and equipment furnished shall be fully paid for and be free of liens, chattel mortgages, and security interests of any kind, new, and in good condition.

b. Landlord shall properly obtain, comply with and keep in effect all permits, licenses, and other governmental approvals which are required to be obtained from governmental bodies in order to construct the Tenant Improvements. Landlord shall promptly deliver copies of all such permits, licenses, and approvals to Tenant.

c. Landlord shall commence construction of the Tenant Improvements as soon as feasible, and shall diligently prosecute such construction to completion.

6. Inspection and Punch List: As soon as the Tenant Improvements are Substantially Completed, the Prime Contractor, Landlord, and Tenant shall conduct an inspection of the Tenant Improvements so completed. After such inspection has been completed, each party shall sign a “punch list” comprised of items which the parties agree are to be corrected by Landlord. Landlord shall complete and/or repair such “punch list” items, and shall use reasonable efforts to do so within thirty (30) days after executing the punch list Notwithstanding anything contained herein, Tenant’s obligation to pay the Base Monthly Rent and the Additional Rent shall commence as provided in the Lease, regardless of whether or when the parties complete such inspection or execute such punch list.

7. Construction Warranty for the Tenant Improvements: Landlord will make available to Tenant such warranties as shall be made available to Landlord by the Prime Contractor and/or Landlord’s consultants. Tenant agrees to accept the Tenant Improvements AS-IS subject to the Prime Contractor’s completion of agreed punch list items, without further warranties on the part of Landlord, which disclaims all warranties INCLUDING WARRANTY OF FITNESS FOR A PARTICULAR PURCHASE AND WARRANTY OF MERCHANTABILITY. In lieu of such warranties, Tenant agrees to accept the Prime Contractor’s construction warranty. Tenant shall have the benefit of any construction or equipment warranties existing in favor of Landlord that would assist Tenant in correcting defects and in discharging its obligations regarding the repair and maintenance of the Premises. Upon request by Tenant, Landlord shall inform Tenant of all written construction and equipment warranties existing in favor of Landlord which affect the Tenant Improvements. Landlord shall cooperate with Tenant in enforcing such warranties and in bringing any suit that may be necessary to enforce liability with regard to any defect, provided, that Landlord and Tenant shall each advance half the costs and attorney’s fees required for such suit and share equally in any recovery of costs and/or attorney’s fees from the Prime Contractor. This Paragraph 7 shall be the sole remedy for construction defects and breaches of construction warranties in regard to the Tenant Improvements, and any other language in the Lease or the Addendum relating to warranties and construction defects shall not be deemed to have referred to the construction of the Tenant Improvements.

8. Ownership of the Tenant Improvements: All of the Tenant Improvements shall become the property of Landlord upon installation and shall not be removed or altered by Tenant, except as provided in the Lease.

9. Effect of Agreement: In the event of any inconsistency between this Tenant Improvement Agreement and the Lease, the terms of this Improvement Agreement shall prevail.

10. Unpaid Amounts: Any amounts due from Tenant to Landlord under this Agreement but not paid shall be considered to be Additional Rent within the meaning of the Lease, and in addition to any other rights or remedies stated herein, they shall be subject to all of the Lease and legal remedies for unpaid rent.

11. Accounting: Within thirty (30) days after completion of the Tenant Improvements, Landlord will provide Tenant with an accounting of the Tenant Improvement Costs and the use of the Construction Deposit. If said accounting shows that any funds are to be returned to Tenant, Landlord will repay Tenant along with the accounting. If said accounting shows that any further funds are due from Tenant in regard to the Tenant Improvements, then Tenant will pay such funds to Landlord within fifteen (15) days after Landlord’s giving of notice of the accounting, and such shall be considered Additional Rent and subject to all Lease or legal remedies for breach of a rent obligation.

LANDLORD		TENANT

OA OAKMEAD II, LLC,		Alpha and Omega Semiconductor, Inc.,
a Delaware limited liability company		a California corporation

By:	Orchard AEW Fund II, LLC,	By:	/s/ Ephraim Kwok
	a Delaware limited liability company,	Name:	Ephraim Kwok
	its sole member	Its:	Chief Financial Officer

By:	Orchard A Investor, LLC,	By:	/s/ Mike Chang
	a California limited liability company,	Name:	Mike Chang
	its operating member	Its:	Chief Executive Officer

By:	/s/ Michael J. Biggar
Name:	Michael J. Biggar
Its:	Manager

EXHIBIT C

INTENTIONALLY OMITTED

EXHIBIT D

ACCEPTANCE AGREEMENT

THIS ACCEPTANCE AGREEMENT is made as of                     , 2010, by and between the parties hereto with regard to that Lease dated                     , 2010, by and between                     , a                      (“Landlord”), and                     ,                      a corporation, as Tenant (“Tenant”), affecting those Premises commonly known as                     ,                      California. The parties hereto agree as follows:

1. Possession of the Premises has been delivered to Tenant and Tenant has accepted and taken possession of the Premises.

2. The Commencement Date of the Lease Term is                      and the Lease Term shall expire on                     , unless sooner terminated according to the terms of the Lease or by mutual agreement.

3. The Base Monthly Rent initially due pursuant to the Lease is              and /100 Dollars ($            ) per month, subject to any subsequent adjustments required by the Lease.

4. Landlord has received a Security Deposit in the amount of              /100 Dollars ($            ). In addition, Tenant has prepaid rent in the amount of              and /100 Dollars ($            ), which shall be applied to the first installment of Base Monthly Rent.

5. The Lease is in full force and effect, neither party is in default of its obligations under the Lease, and Tenant has no setoffs, claims, or defenses to the enforcement of the Lease.

LANDLORD:	TENANT:

a	a corporation

By:	By:

[Print Name and Title]

By:	By:

[Print Name and Title]

Dated:	Dated:

EXHIBIT E

DESCRIPTION OF PRIVATE RESTRICTIONS

1.	Declaration of Covenants, Conditions, and Restrictions for Oakmead Village, December 20, 1973, executed by Sequoia Pacific Realco.

2.	Amendment Number One to Declaration of Covenants, Conditions, and Restrictions for Oakmead Village, November 14, 1974, executed by Sequoia Pacific Realco.

3.	Notice of Addition of Real Property, December 18, 1974, executed by Sequoia Pacific Realco.

4.	Amendment Number Two to Declaration of Covenants, Conditions, and Restrictions for Oakmead Village, March 25, 1975, executed by Sequoia Pacific Realco.

5.	Assignment of Grantor’s Rights, February 10, 1978, executed by and between Sequoia Pacific Realco and Campeau Corporation.

6.	Declaration of Restrictions and Easements, an easement for parking ingress and egress and incidental purpose, June 7, 1979, executed by and between Oakmead 55 Associates Limited and Oakmead Associates Limited.

7.	The terms and conditions of a Declaration of Restrictions and Easements, June 7, 1979, executed by and between Oakmead 55 Associates Limited and Oakmead Associates Limited.

8.	Master Sign Agreement, August 23, 1994, executed by City of Sunnyvale.

EXHIBIT F

INTENTIONALLY OMITTED

EXHIBIT G

Loan No. 416107704

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS AGREEMENT (“Agreement”) dated effective as of the 23rd day of December, 2009, between PMCF Holdings, LLC, a Delaware limited liability company (together with its successors or assigns in interest, collectively “Lender”), and Alpha and Omega Semiconductor, Inc., a California corporation (“Tenant,” which includes any permitted assigns and successors in interest of Tenant under the Lease).

R E C I T A L S:

A. Lender is the owner and the holder of a loan evidenced by a promissory note (the “Note”) dated December 14, 2007. The Note is secured by that certain Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing dated the same date as said Note, and recorded on December 17, 2007 in the Santa Clara County Recorder Office (the “Official Records”), as Document No. 19687229 (as thereafter amended and assigned, the “Mortgage”), covering the real property described therein (the “Mortgaged Premises”).

B. Tenant is the tenant under that certain Lease dated December 23, 2009 (the Lease”), between Tenant and OA Oakmead II, LLC, a Delaware limited liability company, as landlord (said landlord and its successors and assigns under the Lease hereinafter called “Landlord”), covering all or part of the Mortgaged Premises as set forth under the Lease (hereinafter called the “Demised Premises”).

C. Tenant and Lender desire to confirm their understanding with respect to the Lease and the Mortgage.

THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties, Lender and Tenant agree as follows:

1. Subordination. The Lease is now, and will at all times and for all purposes be, subject and subordinate, in every respect, to the Mortgage and the lien imposed by the Mortgage, with the provisions of the Mortgage and this Agreement controlling over the provisions of the Lease. The Lease is subordinate and subject, in each and every respect, to any and all increases, renewals, modifications, extensions, substitutions, replacements and/or consolidations of the Mortgage, (collectively a “Modification”), and all other loan documents securing the Note, provided that any and all Modifications shall nevertheless be subject to the terms of this Agreement.

2. Non-Disturbance. So long as Tenant is not in default, beyond the applicable cure periods, under any of the terms, provisions, agreements, covenants, or obligations set forth in the Lease,

(i) Lender shall not name or join Tenant as a defendant in any exercise of Lender’s rights and remedies arising upon default under the Mortgage, unless applicable law requires Tenant to be made a party, and

(ii) Tenant’s possession of the Demised Premises under the Lease shall not be disturbed or interfered with by Lender.

3. Attornment. If Lender or any other party that succeeds to the interest of Landlord under the Lease in any manner (“Successor Landlord”), including but not limited to foreclosure, exercise of any power of sale, succession by deed in lieu or other conveyance (a “Succession”), Tenant will attorn to and be bound to Successor Landlord upon Succession and will recognize any Successor Landlord as the landlord under the Lease. The Lease shall continue in full force and effect as a direct lease, in accordance with its terms, except as provided in this Agreement. Such attornment is effective and self-operative without the execution of any further instrument. Tenant, upon request, will sign and deliver any instruments reasonably requested to evidence such attornment. Tenant waives the provisions of any statute or rule of law, now or hereafter in effect, which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect the Lease and the obligations of Tenant thereunder as a result of any such foreclosure or trustee’s sale.

4. Limitation On Successor Landlord’s Liability. Upon any Succession, Successor Landlord shall not be (a) liable for any act or omission of the Landlord under the Lease; (b) subject to any offsets or defenses which Tenant may have against Landlord arising or occurring prior to the Succession; (c) bound by any rent or additional rent which Tenant may have paid to Landlord for more than the current month; (d) bound by any amendment or modification of the Lease that would reduce or shorten any economic obligations of Tenant under the Lease or materially impair Landlord’s rights under the Lease made without Lender’s prior written consent; provided, however, Lender shall not be bound by any amendment or modification unless Lender receives a fully executed copy of such amendment or modification within ten (10) business days after execution; (e) liable for any security deposit paid by Tenant to Landlord unless such deposit is delivered to Successor Landlord;(f) liable for or obligated to pay for repairs, replacements, damages or allowances not made, performed or paid by the Landlord if such performance or payment was due prior to the Succession; or (g) liable for the payment of any leasing commissions, the triggering event for which arose or occurred prior to the Succession. Any reference to Landlord includes all prior landlords under the Lease. Successor Landlord shall not be liable for the performance of the obligations of Landlord under the Lease, except for those obligations which first arise during the period of Successor Landlord’s ownership of the Mortgaged Premises and for “Continuing Defaults” (as defined below). In the case of a casualty or condemnation repair obligation, Successor Landlord must receive the insurance or condemnation proceeds as a condition precedent to Lender’s repair obligation under the Lease.

A “Continuing Default” is defined as a non-monetary default by Landlord under the Lease that began prior to Succession, is ongoing and continuing following Succession, is susceptible to being cured, and for which Tenant provided Lender with notice as required hereunder prior to Succession. Successor Landlord shall only have liability for actual damages (not consequential or special damages) that arise after Succession as a result of its failure to cure a Continuing Default.

5. Tenant’s Warranty. Tenant warrants to Lender, as of the date hereof, that (a) attached is a true, correct and complete copy of the Lease, (b) there are no known defaults on the part of Landlord, (c) the Lease is a complete statement of the agreement of the parties with respect to the leasing of the Demised Premises, (d) the Lease is validly executed by Tenant and in full force and effect, and (e) all conditions to the effectiveness or continuing effectiveness thereof required to be satisfied as of the date hereof have been satisfied. Tenant acknowledges and warrants to Lender that it has not subordinated the Lease or any of its rights under the Lease to any lien or mortgage other than the Mortgage.

6. Lender Cure Rights. Tenant will notify Lender in writing of any default by Landlord under the Lease that would entitle Tenant to cancel or terminate the Lease or abate the rents payable thereunder. Such notice shall be sent to Lender at 2100 Ross Avenue, Suite 2500, Dallas, Texas 75201, Reference Loan Number 700226109, certified mail, return receipt requested. If within thirty (30) business days after receipt of such default notice Lender notifies Tenant in writing of its intent to cure such default, Lender shall have thirty (30) days beyond the curative period available to Landlord under the Lease to cure the default by Landlord. Lender has no obligation to cure any default by Landlord and shall have no liability for not curing any default. In addition, as to any default by Landlord the cure of which requires possession and control of the Mortgaged Premises, Lender’s cure period shall continue for such additional time as Lender may reasonably require to obtain possession and control of the Mortgaged Premises.

7. Exculpation of Successor Landlord. Notwithstanding anything to the contrary in this Agreement or the Lease, Tenant shall look exclusively to Successor Landlord’s interest in the Mortgaged Premises or any proceeds from the disposition thereof, any rents or profits derived from the Mortgaged Premises, or any insurance or condemnation proceeds related thereto, for the satisfaction of Tenant’s remedies in the event of default by Successor Landlord as landlord under the Lease or any payment or discharge of any money judgment in favor of Tenant against Successor Landlord with respect to the Lease.

8. Rent Payment. Immediately upon written notice to Tenant (a) that Lender is exercising its rights under the Mortgage or any other loan documents acting to secure the Note following a default under the Loan, or (b) of Lender’s succeeding to the Landlord’s interest under the Lease, Tenant agrees to pay all rents due under the Lease directly to Lender in accordance with the Lease.

9. Complete Agreement. This Agreement supersedes, as between the parties hereto, all of the terms and provisions of the Lease which are inconsistent herewith.

10. No Oral Modification/Binding Effect. This Agreement may not be modified orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors in interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

11. Laws. This Agreement shall be construed in accordance with the laws of the State where the Mortgaged Premises are located.

12. Automatic Amendment of Lease. Upon a Succession, the Lease is automatically amended as follows:

a. Hazardous Materials. All representations, warranties, indemnities or hold harmless provisions in favor of Tenant from Landlord dealing with the presence, use, transportation, disposal, contamination, exposure to or in any way arising out of hazardous or toxic materials, chemicals or wastes (“Hazardous Materials”) are deleted as to Lender. Lender, however, as Successor Landlord covenants and agrees to (a) comply with all laws governing Hazardous Materials (“Hazardous Materials Laws”), (b) store, use and dispose of all Hazardous Materials at the Mortgaged Premises in accordance with all applicable Hazardous Materials Laws, and (c) remove, remediate and/or clean up, as applicable, in accordance with all applicable Hazardous Materials Laws, all Hazardous Materials at the Mortgaged Premises (to the extent not caused by Tenant or its employees, contractors or agents) impairing Tenant’s use or access to the Demised Premises.

b. Insurance. Tenant will at all times carry comprehensive general liability coverage for its activities and operations at the Demised Premises, listing Lender and Landlord as additional insureds, in such coverage amounts as are required by the Lease but in no event less than One Million Dollars. Lender will have no liability to Tenant for any indemnity or hold harmless provision under the Lease where Lender is otherwise covered by Tenant’s comprehensive general liability coverage(s) as carried by Tenant or which Tenant is required to carry under the Lease. All insurance required to be carried by Landlord under the Lease may be effected by Lender by self-insurance or by a policy or policies of blanket insurance covering additional items or locations or insureds and with such deductibles as Lender may from time to time determine. Tenant has no rights in any policy or policies maintained by Lender.

c. Option or Right of First Refusal. Lender will not be bound to honor any option or right of first refusal in favor of Tenant to purchase all or any part of the Mortgaged Premises.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

LENDER:

PMCF HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Richard Pulido
Vice President

TENANT:

ALPHA AND OMEGA SEMICONDUCTOR, INC., a California corporation

By:	/s/ Ephraim Kwok
Name:	Ephraim Kwok
Its:	Chief Financial Officer

By:	/s/ Mike Chang
Name:	Mike Chang
Its:	Chief Executive Officer

EXHIBIT H

ACKNOWLEDGMENT

THE UNDERSIGNED HEREBY ACKNOWLEDGES THAT IT (Mark One):

Does not use any hazardous materials other than minor amounts of reproduction and janitorial chemicals consistent with routine office uses.

(No need to fill out the attached Hazardous Materials Questionnaire.)

✓

Does not use hazardous materials in a manner or in a quantity requiring the preparation of a hazardous material management plan or any other documents under California Health and Safety Code Section 25503.5.

(Please fill out the attached Hazardous Materials Questionnaire.)

Uses only those chemicals identified in the attached questionnaire in accordance with the provisions of the attached hazardous materials management plan, which has been approved by the Fire Department of the City of                      and is in full force and effect.

(Please fill out the attached Hazardous Materials Questionnaire and attach copy of your Hazardous Materials Management Plan.)

THE UNDERSIGNED FURTHER ACKNOWLEDGES THAT IT HAS COMPLIED IN ALL RESPECTS TO THE PROVISIONS OF LOCAL, STATE AND FEDERAL LAW AND THE HAZARDOUS MATERIALS MANAGEMENT PLAN ATTACHED HERETO IN CONNECTION WITH ITS STORAGE, USE AND DISPOSAL OF HAZARDOUS MATERIALS AND THAT IT HAS DISPOSED OF HAZARDOUS MATERIALS ONLY BY (1) DISCHARGE TO APPROPRIATELY TREATED WASTE TO A PUBLICLY OWNED TREATMENT WORK IN ACCORDANCE WITH A VALID AND ENFORCEABLE WASTE DISCHARGE PERMIT AND (2) DELIVERY OF HAZARDOUS WASTES TO A PROPERLY LICENSED WASTE DISPOSAL AGENT.

IN WITNESS WHEREOF, the undersigned, an authorized officer of the aforementioned company has executed this acknowledgment as of the date written below.

Alpha and Omega Semiconductor Incorporated
(Company Name)

a

By:	/s/ Mike Chang

Mike Chang, Chief Executive Officer
(Print Name and Title)

For OCI Use Only: PM

Project No. Audit(Y/N)

Unit No. Database Entry

HAZARDOUS MATERIALS QUESTIONNAIRE

General Instructions: Please provide all requested information, based on review of the Company’s records and interviews with Company personnel likely to possess the information requested. If there is insufficient space to respond to a question, please attach a separate page referring to the question number. Use “N/A” if the question is not applicable to your facility, or write “Unknown” if the information is not available in the Company’s files and is not known by the person completing this questionnaire.

As used herein, the term “Government Agency” shall mean any local, state, or federal governmental or quasi-governmental agency, authority, entity, subdivision or court. The term “Hazardous Material” shall mean any chemical, substance, vapor, smoke, radiation, or material which is listed as “hazardous” or “toxic” under any Law or which is otherwise regulated or prohibited under any Law, including petroleum hydrocarbons and substances regulated under Proposition 65. The term “Law” shall mean any local, state, or federal regulation, statute, law, order, or ordinance.

Tenant/Company Name:	Alpha and Omega Semiconductor Incorporated

Main Address of Facility/Leased Premises:	475 Oakmead Parkway
Sunnyvale, CA

(This questionnaire should address all activities conducted at the Leased Premises. Please copy and complete separate questionnaire for operations conducted in multiple buildings leased by Tenant within the same Property.)

Years at Current Location:	0
Facility SIC Code:	unknown	Facility EPA ID Number:	unknown
Description of products manufactured and/or activities conducted on the Property:

see attachment

The undersigned acknowledges that the information contained within this Hazardous Materials Questionnaire is true and correct to the best of his/her knowledge and belief. The undersigned further acknowledges that the Company has complied in all respects to the provisions of local, state and federal law and the Hazardous Materials Management Plan attached (if applicable) in connection with its storage, use, and disposal of hazardous materials and that it has disposed of hazardous materials only by (1) discharge of appropriately treated waste in accordance with a valid and enforceable waste discharge permit and (2) delivery of hazardous wastes to a properly licensed waste disposal agent.

By:	/s/ Cathy Huang	Cathy Huang, Human Resources Manager
	Signature of individual completing questionnaire	Print Name & Title

Date:	12/21/09	Phone Number:	(408) 789-3101

Address (if different from above):	495 Mercury Drive, Sunnyvale, CA

Type of Business Activity(ies):	Hazardous Materials Activities
(check all that apply)	(check all that apply)

machine shop		degreasing

light assembly	✓	chemical etching

✓ research and development		wastewater treatment

product service or repair		painting

photographic processing		stripping

vehicle maintenance or repair		metal treatment or finishing

auto/body		printing:

engine/drive train		type:

manufacturing:

product:	✓	analytical wet chemistry lab

integrated circuit:		plating

manufacturing		chemical mixing/synthesis

assembly		lathe/mill machining

chemical/pharmaceutical products		printed circuit:

manufacturing		manufacturing

distribution		assembly

other:		other:

2. HAZARDOUS MATERIALS USAGE/STORAGE

What chemicals, if any, are involved in your operations (please list the types of products, the maximum quantity stored on-site, and the annual quantity used).

MATERIAL	MAX. QUANTITY ON-SITE	ANNUAL QTY. USED

See attachment

If this table provides insufficient space, please use additional pages as necessary.

3. HAZARDOUS WASTE GENERATION

Does your facility generate and/or store hazardous waste on-site?        ✓        Yes                   No

If yes, how is it being handled?                                  on-site treatment or recovery

discharge to sewer

✓	hauled off-site

incineration

List waste streams that constitute more than 5% of total annual waste stream or routine wastes:

Name(s) of hazardous waste hauler used:	currently unknown

How often is hazardous waste hauled off-site?	quarterly

4. INDUSTRIAL WASTEWATER TREATMENT/DISCHARGE

Does your facility discharge industrial wastewater to:

sewer?

storm drain?

surface water?

✓	no industrial discharge

5. UNDERGROUND STORAGE OF HAZARDOUS MATERIALS/WASTES

Are underground tanks or sumps being used for any of the following:

no	hazardous waste storage

no	chemical storage

no	gasoline/diesel fuel storage

no	waste treatment

no	wastewater neutralization

no	industrial wastewater treatment

other:

6. HAZARDOUS SUBSTANCE SPILLS

To the best of your knowledge, have hazardous substances ever spilled:

into the sewer?
into the storm drain?
onto the property?
onto the property from adjacent propert(ies)?
✓	no spills have occurred

7. ENVIRONMENTAL PERMITS AND COMPLIANCE PROGRAMS

Please attach copies of environmental regulatory permits and agency reports that are held for this facility (check those enclosed).

City/County Hazardous Materials Inventory Statement, HMIS
City/County Hazardous Materials Management/Business Plan, HMMP/HMBP
Department of Toxic Substances Control (DTSC) Hazardous Waste Generator Treatment Storage or Disposal Permit
County Health Department hazardous waste generator storage permit
State/Local Fire Department Above or Underground Storage Tank Registration(s)
Industrial Wastewater Discharge Permit
Air Pollution Control District Air Emissions/Discharge Permit
California Air Resources Control Board (CARB) Air Toxics Emissions Inventory (AB2588)
National Pollution Discharge Elimination System (NPDES) Permit

Other:
Other:
Other:

Description of products manufactured and/or activities conducted on the Property:

Alpha and Omega Semiconductor (AOS) is a developer of advanced power semiconductor solutions. AOS is a fabless semiconductor company that offers a portfolio of advance power MOSFET (metal oxide semiconductor field effect transistor) and Power IC (integrated circuits) products for efficient power conversions that incorporate advances in device design, silicon, and packaging technologies. Our products are used in management and conversion of power in portable and desktop computers, cell phones, LCD panels, communications infrastructure, and automotive systems, etc.

Hazardous Materials Usage/Storage

MATERIAL	MAX. QUANTITY ON-SITE	ANNUAL QTY. USED
Fuming nitric acid with 95% concentration, 500ml/bottle, AR liquid	6 liters	6 liters
Sulfur acid with 98% concentration, 500ml/bottle, AR liquid	3 liters	3 liters
Hydrochloric acid with 36% concentration, 500ml AR liquid	2 liters	2 liters
Phosphorus acid with 85% concentration, 500ml/bottle, AR liquid	3 liters	3 liters
Hydrofluoric acid with 40% concentration, 500ml/bottle, AR liquid	1 liter	1 liter
Acetone, 500ml/bottle, AR liquid	10 liters	10 liters
Ethyl alcohol, 500ml/bottle, AR liquid	10 liters	10 liters
Sodium Hydroxide, 500ml/bottle, AR solid	1 liter	1 liter
Hydrogen peroxide, 500ml/bottle, AR liquid	1.5 liters	1.5 liters
Etchant BOE(7 : 1) with surfactant	3 liters	3 liters
Wright etch; 30 ml of 5 molal CrO3, 60 ml of HF, 30 ml of HNO3, Cu(NO3)2 or CuSO4, 500 ml/bottle	500 ml	500 ml

EXHIBIT I

LIST OF APPROVED HAZARDOUS MATERIALS

MATERIAL	MAX. QUANTITY ON-SITE
Fuming nitric acid with 95% concentration, AR liquid	6 liters
Sulfur acid with 98% concentration, AR liquid	3 liters
Hydrochloric acid with 36% concentration, AR liquid	2 liters
Phosphorus acid with 85% concentration, AR liquid	3 liters
Hydrofluoric acid with 40% concentration, AR liquid	1 liter
Acetone, AR liquid	10 liters
Ethyl alcohol, AR liquid	10 liters
Sodium hydroxide, AR solid	1 liter
Hydrogen peroxide, AR liquid	1.5 liters
Etchant BOE(7 : 1) with surfactant	3 liters
Wright etch; 30 ml of 5 molal CrO3, 60 ml of HF, 30 ml of HNO3, Cu(NO3)2 or CuSO4	500 ml

EXHIBIT J

TERMS AND CONDITIONS: ROOFTOP INSTALLATIONS

The following terms and conditions govern any rooftop installation allowed under the Lease to which these Terms and Conditions are attached:

I. Grant of License: Landlord grants Tenant a non-exclusive, non-transferable (except as to transfers allowed under the Lease terms) license to install Tenant’s Equipment (as defined below) on the roof of the Building and to maintain, operate, and use the Equipment in such location, on the terms and conditions set forth herein.

II. Definition of “Equipment”: As used herein, the “Equipment” shall mean such satellite dish, receiver, radio, television, or other antenna, and/or associated electronic equipment as Tenant shall install on the Roof with Landlord’s permission granted as set forth below, and shall include all cabling and other facilities and installations put in place on the Roof or in the Common Area for the purpose of connecting the installed equipment to Building power and/or other facilities or spaces within the Building.

III. Term: Unless sooner terminated under the provisions of this License, this license shall be coterminous with the Lease to which it is attached.

IV. Roof Access: As a part of this license, Tenant may have access to the Roof and the Common Area for the installation, placement, operation, or maintenance of the Equipment. Tenant and all persons who have access to the Roof or the Common Area through Tenant shall at all times obey and follow reasonable rules and procedures relating to Roof and Common Area access and work which have been or will be established by Landlord, and all directives and orders of Landlord relating to such access, including Landlord’s requirement that its representatives be present during any Roof or Common Area access. Access by vendors or others not directly employed by Tenant will be allowed only after submission of proof of current liability and worker’s compensation insurance with limits satisfactory to Landlord, execution of Landlord’s liability waiver form, provision of names of personnel, company name and address, and provision of a schedule of maintenance or work.

V. Procedures For Approving And Installing Equipment: Tenant shall submit plans and specifications, including all technical specifications, for the Equipment, including (1) engineering and load calculations demonstrating that the roof can adequately and safely hold the Equipment and (2) power and energy calculations, each as Landlord shall deem necessary or appropriate, for Landlord’s approval prior to initial installation and any substantial modifications to the Equipment. Landlord shall reasonably approve the plans and specifications for the Equipment installation in writing, and Tenant shall not vary from the approved plans and specifications without further written permission from Landlord. Tenant’s plans and specifications shall specify all access to Common Area facilities for installation of cabling, and shall show that such installations will not interfere with any existing Building operations or cabling.

VI. Compliance With Laws: In all its activities hereunder, Tenant shall comply at all times at its sole cost with all federal, state, and local laws and regulations, including, but not limited to, those of the Federal Communications Commission, Federal Aviation Administration, and City of San Jose. Prior to the installation of the Equipment, and thereafter at any time on ten (10) days written request, Tenant shall provide Landlord with copies of all currently required governmental permits, licenses, and approvals relating to the Equipment and its operation, and shall otherwise satisfy Landlord’s request for confirmation that all laws are being obeyed.

VII. Construction: Tenant shall conduct all construction at its own expense and with its own forces, in accordance with all laws and regulations applicable thereto, and in a good and workmanlike manner, using all due care for safety and preservation of the Building. Lease provisions relating to mechanic’s liens shall be applicable to Tenant’s rooftop work. Tenant’s contractor shall be approved in advance by Landlord, shall be duly licensed by the State of California, and shall obey all regulations and directives of Landlord’s management staff, and shall cooperate with said staff to minimize any inconvenience and/or damage to the Building. Prior to the start of construction, Tenants contractor shall deposit with Landlord the sum of $1,000.00, which Landlord shall hold as a deposit against any damages to the Building, damage to neighboring Tenants, completion of any common area or Building punchlist items, and full compliance with all Building regulations and directives.

VIII. Maintenance: Tenant shall keep and maintain the Equipment in good order and condition at all times, and shall further keep the Equipment’s location neat, clean, and in good order.

IX. Damage: Unless Landlord elects to conduct such repairs, Tenant shall immediately repair, at its own cost and expense, any damage to the Building caused by Tenant or Tenant’s Agents. If the Equipment or Tenant’s activities damage the Roof or the Building, Landlord may elect to repair such damage and Tenant will reimburse Landlord for all costs and expenses of such repair upon demand.

X. Location of Equipment: In the initial construction approval process, Landlord and Tenant shall agree on a location for the Equipment, and when agreed, such location shall be specified on Roof drawing which shall be initialed by both parties. Thereafter, Tenant shall not move the Equipment or occupy any other location on the Roof without Landlord’s written advance permission, which Landlord may grant in its sole discretion. Upon ten (10) days notice from Landlord, Tenant shall relocate the Equipment to another location on the Roof, at Tenant’s expense.

XI. Interruption Of Use: Landlord may interrupt the permitted use hereunder from time to time on a temporary basis to perform maintenance or repairs on the Roof, the Building, or the Building utility systems, or as otherwise deemed appropriate by Landlord for Building purposes, without liability to Tenant. On ten (10) days written notice from Landlord, Tenant shall remove the Equipment on a temporary basis whenever Landlord determines that such removal is reasonably necessary or appropriate for the expeditious repair or replacement of the Roof or otherwise to obtain access to the Licensed Space for Building purposes.

XII. Condition of Building: Landlord makes no representations to Tenant about the Building, its power supply, the Roof, or the space on which Tenant will be allowed from time to time to place the Dish, including its ability to hold the weight of the Equipment. Tenant has had the opportunity to become familiar with the Building and to perform any investigations of its condition and suitability as Tenant deemed necessary or appropriate. Tenant accepts the Roof in its current condition, “AS-IS”, with all faults, and acknowledges that neither Landlord, nor any agent, employee, manager, or attorney of Landlord, has made any representations or warranties with respect to the Premises or the Building, or with respect to the suitability of either for the conduct of Tenant’s business.

XIII. Utilities: Landlord shall allow Tenant to connect the Equipment to the Building’s electrical system, at Tenant’s sole cost. Tenant shall separately meter (at its own expense) and either reimburse Landlord or contract directly with the utility company and pay for all utilities used by Tenant and the Equipment, and shall not use any Building utilities except under such separate metering arrangement. If Landlord notifies Tenant that it’s use is too great a drain on the Building power supply, Tenant shall, at its sole cost and expense, install further power service for the Equipment and utilize the new power service solely. Landlord shall not have a duty to supply any other utilities to Tenant or the Equipment.

XIV. Lease Provisions: All provisions of the Lease shall apply to the rooftop activities and installations of Tenant except as specifically modified hereby.

XV. Termination: This License shall be terminated if the Lease is terminated, and it may be terminated by Landlord n ten (10) days written notice if the Equipment is causing structural damage to the Building or damage to the integrity of the Roof membrane. On termination hereof, Tenant shall have its Lease obligations in regard to removal of Equipment and restoration of the roof and other areas used in connection with the Equipment or this License.

XVI. Termination Obligations: On termination, Tenant shall remove the Equipment and all associated cabling, connections, and facilities at its own cost and expense, without damage to the Building or any of its facilities, and shall restore the Building and the Roof, at its own cost and expense, to its status prior to installation of the Equipment. At Landlord’s option, Tenant shall further remove any cabling or connections which it has installed within the Building, and restore all damage caused by their installation or removal. Tenant’s obligations under this Paragraph shall be referred to herein as the “Termination Obligations”. If Tenant does not satisfy its Termination Obligations within thirty (30) days after the termination hereof, Landlord shall have the right to remove and dispose of the Equipment and all other property installed on or in the Building by Tenant or on its behalf, and under such circumstances, Tenant waives any right to such Equipment and property, to notice or the conduct of any auction sale, or to receive any proceeds of the Equipment or property. Landlord has the discretion and right to discard the Equipment and property, but if it receives funds in return for same, such shall be credited against any costs of removal, disposal, and sale, or otherwise incurred by Landlord in regard to such activities, and any excess shall be credited against other sums due from Tenant to Landlord. Tenant shall reimburse Landlord within thirty (30) days of notice in regard to any excess of the expenses thereof over the proceeds obtained thereby. Tenant shall defend, indemnify, and hold Landlord harmless from any claims, losses, damages, or liabilities incurred or suffered by Landlord in regard to removal and disposal of Equipment and property.